Exhibit 10.23

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions

EXECUTION COPY

C O N F I D E N T I A L

MASTER PURCHASE AGREEMENT

BETWEEN

TIME WARNER CABLE ENTERPRISES LLC

AND

CASA SYSTEMS, INC.

DATED: OCTOBER 31, 2013

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement is entered into as of October 31, 2013 (“Effective Date”), by and between Time Warner Cable Enterprises LLC (“TWC”), and Casa Systems, Inc. (“Seller”) (each a “Party,” and together the “Parties”).

RECITAL

TWC and its Affiliates (as defined below) desire to purchase and obtain from Seller, and Seller is willing to sell and provide, certain Cable Modem Termination System (“CMTS”) equipment and other cable edge devices and related services, all as more specifically set forth in this Agreement.

AGREEMENT

In consideration of the agreements, representations, warranties and covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. The capitalized terms used in this Agreement shall have the following meanings:

“Acceptance” shall have the meaning set forth in Section 3.1.

“Affected Model” shall have the meaning set forth in Section 6.6.

“Affiliate” means any of the following: (a) Time Warner Cable Inc. (“TWCI”), Time Warner NY Cable LLC (“TWC NY”), Time Warner Entertainment-Advance/Newhouse Partnership (“TWEAN”) or any of their respective successors in interest (collectively, and together with TWC, the “TWC Companies”); (b) BHN; (c) any other corporation, partnership, joint venture, trust, joint stock company or other entity as to which any one or more of TWC, TWCI, TWC NY, TWEAN or BHN owns or controls at least twenty-five percent (25%) of the voting securities of such entity; (d) any division of any TWC Company or BHN operating one or more cable systems in a particular geographic area; (e) any entity that is managed in whole or in significant part by any TWC Company or BHN or through managers designated by any TWC Company or BHN. TWC and BHN also shall be entitled to propose as Affiliates, for approval by Seller (which approval shall not be unreasonably withheld, provided that Seller’s standard credit qualifications are met), other entities in which it or its Affiliates have ownership or management interests that would not otherwise meet this definition.

“Agreement” means this Master Purchase Agreement, including all of the Exhibits attached hereto.

“Alternative Device” shall have the meaning set forth in Section 6.6.

“AQL” shall have the meaning set forth in Sub-Section 7.5.1.

“AQL Acceptance” shall have the meaning set forth in Sub-Section 7.5.3.

“Article” means all of the text contained under a caption or reference heading preceded by a whole number (e.g., 10., 11., etc.) and contains all Sections preceded by such whole number (e.g., 10.1, 10.2 etc.).

“BHN” means Bright House Networks, LLC, a Delaware limited liability company. BHN is a TWC Affiliate, but is not a TWC Responsible Affiliate.

“BHN Responsible Affiliate” means those Affiliates whose business and affairs are managed by BHN, as opposed to TWC Responsible Affiliates.

“Business Day” means Monday through Friday, except for holidays observed by TWC and/or Seller.

“CableLabs” means Cable Television Laboratories, Inc., or its successor or replacement.

“Claim” shall have the meaning set forth in Section 14.1.

“Commercially Available” means available for purchase and deployment by Purchasers and has received approval for sale to TWC systems.

“Control” (including its correlative terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.

“Coverage Period” shall have the meaning set forth in Section 8.13.

“Defect” or “Defective” means (a) any material defect in the design, materials or workmanship of the Equipment, (b) any failure of any Equipment to substantially perform in accordance with, or any adverse material deviation from, the Specifications, including any characteristic of such Equipment that results in a material breach of any of the representations and warranties with respect to the Equipment set forth in this Agreement, or (c) any failure of any Equipment to be in substantial compliance with DOCSIS and PacketCable standards, as further specified as follows:

“Critical Defects” means Defects that might reasonably be expected to endanger life or be a hazard to health, including Defects that might reasonably be expected to give an electrical shock, or Defects that might reasonably be expected to create a fire hazard.

“Major Defects” means Defects that cause the Equipment to be functionally inoperative, materially unusable, or unable to meet in all material respects Specifications relating to performance.

“Minor Defects” means Defects that do not reduce the reliability or usability of the Equipment.

“Delivery” shall have the meaning set forth in Section 7.1.

“DOCSIS” means the Data Over Cable Service Interface Specifications, as published from time to time by CableLabs.

“Download or Downloading” means the remote transfer of files, data or information from one device to another device.

“End of Life” shall have the meaning set forth in Section 3.3.

“Enhancements” means, collectively, Minor Enhancements and Major Enhancements.

“Equipment” means the CMTS devices and any other Software or equipment (including the equipment and Software described in Exhibit A – Equipment and Specifications) provided by Seller under this Agreement.

“Equipment Performance Data” shall have the meaning set forth in Section 8.15.

“Equivalent Price” means a price calculated at any point in time by adjusting (either upward or downward, as appropriate) the actual invoiced price of the Affected Models for differences between the Affected Model and the applicable Alternative Device with respect to the following sales terms: the duration of the warranty period; the scope of warranty services provided during the warranty period; the volume of equipment and software actually purchased or licensed; and any material differences in features and functionality of the equipment and software provided.

“Excessive Failure” shall have the meaning set forth in Sub-Section 8.7.1.

“Extended Warranty Contract” shall have the meaning set forth in Section 8.4

“Extended Warranty Period” shall have the meaning set forth in Section 8.4

“Extreme Failure” shall have the meaning set forth in Sub-Section 8.7.2.

“Failure” means a failure of an item of Equipment to perform in accordance with its Specifications as a result of a Defect.

“FCC” means the Federal Communications Commission or any successor thereto or replacement entity thereof.

“Field Failure” means a Failure of Equipment that has been deployed for commercial use, including any Surge Failure.

“FOB” means free-on-board, in accordance with Incoterms 2000.

“Force Majeure” means conditions or occurrences that are beyond the reasonable control of the Party experiencing such condition or occurrence, such as the following: acts of God or of the public enemy; severe weather conditions beyond those to which the Equipment may foreseeably be subject (which shall not include Surge Failures); earthquakes; fires; floods;

epidemics or quarantines; freight embargoes; reasonable delays in transportation; any future Law or change in current Law or other acts of a Governmental Authority; war; civil strife; insurrection; or riot.

“Governmental Authority” means (a) the United States of America, any state, commonwealth, territory, or possession thereof, and any political subdivision or quasi-governmental authority of any of the same, including courts, tribunals, departments, panels, commissions (including the FCC), boards, bureaus and agencies, in each case having jurisdiction over the applicable Party, and (b) any foreign (as to the United States of America) sovereign entity, including nations, states, republics, kingdoms, commonwealths, provinces, territories or possessions thereof, and any political subdivision or quasi-governmental authority of any of the same, including courts, tribunals, departments, panels, commissions, boards, bureaus and agencies, in each case having jurisdiction over the applicable Party.

“Indemnified Party” shall have the meaning set forth in Sub-Section 15.2.

“Indemnifying Party” shall have the meaning set forth in Sub-Section 15.2.

“Initial Term” shall have the meaning set forth in Section 20.1.

“Initial Warranty Period” shall have the meaning set forth in Section 8.3.

“IP Rights” means patents, copyrights, trademarks, trade secrets, mask works, know-how and other intellectual property or proprietary rights.

“Late Delivery Occurrence” shall have the meaning set forth in Section 5.5.

“Law” means any applicable law, statute, ordinance, code, rule, regulation, order, judgment, decree, standard, requirement or procedure enacted, adopted, applied, enforced or followed by any Governmental Authority.

“Lead Time Requirement” means, with respect to a requested shipment date listed by a Purchaser in a Purchase Order, a date that is at least [**] days after the date of a Purchaser’s Purchase Order.

“Liabilities” shall have the meaning set forth in Section 14.1.

“Major Enhancement” means any (a) new or significantly enhanced functionality compared to the previous issuance of Software; and/or (b) major improvements in the performance characteristics of Software above and beyond that which is defined in the Specifications therefor.

“Major Repair” means repairs that require the use of soldering equipment, including soldering replacement of such items as integrated circuits, resistors, capacitors, surface mounted technology devices and connectors.

“Minor Enhancement” means any (a) enhancements to existing features present in the previous issuance of Software; and/or (b) minor additions to or enhancements of functionality compared to the previous issuance of Software and/or (c) the addition of features to meet the Specifications for Software; and/or (d) minor improvements in the performance characteristics of Software above and beyond that which is defined in the Specifications therefor. For the avoidance of doubt, the failure of the Software to contain features required by the Specifications for such Software shall constitute a Defect (unless such failure is immaterial).

“Minor Repair” means repairs or replacements that do not require the use of soldering equipment, including such repairs to the following items: circuit board assemblies, socketed integrated circuits, connectors, cosmetic parts, mechanical parts, and fuses.

“Non-Warranty Defect” shall have the meaning set forth in Sub-Section 8.6.

“PacketCable” means the PacketCable Specifications, as published from time to time by CableLabs.

“Person” means any individual or entity.

“Prices” or “Pricing” means the prices for Equipment and Services as set forth in this Agreement and on Exhibit B – Prices.

“Pricing Factors” shall have the meaning set forth in Section 6.5.

“Proprietary Information” shall have the meaning set forth in Section 22.1.

“Purchase Order” means a document issued by a Purchaser pursuant to Section 5.1, requesting that Seller sell and deliver Equipment and/or Services in accordance with this Agreement.

“Purchaser” and “Purchasers” means TWC and any Affiliates which issue any Purchase Order as permitted by this Agreement.

“Qualified” means an item of Equipment that complies with the version of DOCSIS or PacketCable, as applicable, specified in the Specifications and/or Documentation for such Product.

“Related Party” means any parent, affiliate, subsidiary, officer, or employee of TWC, a Purchaser, or Seller, as the case may be and as the context requires.

“Renewal Term” shall have the meaning set forth in Section 20.1.

“Replacement Grace Period” shall have the meaning set forth in Sub-Section 8.5.3.

“RMA” shall have the meaning set forth in Sub-Section 7.5.4.

“Section” means the text contained within an Article that is preceded by a reference to the Article number and paragraph number (e.g., 10.1, 10.2, etc.) and contains all Sub-Sections preceded by such Section number (e.g., 10.1.1, 10.1.2, etc.).

“Security” means the devices and mechanisms within the Equipment designed to protect Purchasers’ Systems and services from unauthorized access.

“Security Compromise” means the existence of a condition within the Equipment or Software that allows a defeat of Security, other than devices and mechanisms mandated by the version of DOCSIS or PacketCable under which Equipment was Qualified.

“Services” means the installation, training, support, warranty, maintenance, repair, and all other services to be provided by Seller to Purchasers under this Agreement.

“Software” means the software programs and firmware, including third-party software programs and firmware, to be provided by Seller pursuant to this Agreement (including the software described in Exhibit B – Equipment and Specifications), including all Minor Enhancements and Major Enhancements provided by Seller under this Agreement, and further including, in each case, all modifications, releases and enhancements thereto.

“Specifications” means (i) DOCSIS, (ii) PacketCable, and (iii) all electrical, functional, physical, component performance, system performance, compatibility, design characteristics, features, operational and technical criteria or other requirements of the Equipment (a) set forth on Exhibit A – Equipment and Specifications, including without limitation compliance with the industry standards and obtaining the industry certifications listed in Exhibit A – Equipment and Specifications, and (b) set forth as requirements in representations or warranties or applicable covenants in this Agreement. The term “Specifications” shall be automatically amended from time to time to reflect any changes thereto mutually agreed upon by Seller and TWC in writing in connection with any Equipment modification made pursuant to Section 3.2 of this Agreement.

“Subscriber” means any customer to whom a Purchaser has agreed or offered to provide services for the distribution or transmission of information or programming in digital format.

“Sub-Section” means the text contained within a sub-paragraph of a Section preceded by a reference to the Article number, followed by the paragraph number, followed by the sub-paragraph number (e.g., 10.1.1, 10.1.2, etc.).

“Support Services” shall have the meaning set forth in Article 10.

“Surge Failure” means a Failure of an item of Equipment due to a power surge or fluctuation (excluding direct lightning strikes) in an amount or magnitude below the surge limitations of the Equipment set forth in the Specifications.

“System” means the system owned or operated by a Purchaser through which the Purchaser provides services to Subscribers.

“System Data” shall have the meaning set forth in Section 8.15.

“Term” shall have the meaning set forth in Section 20.1.

“Traps” means any software routines or hardware components designed by Seller or a third-party software vendor to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other such actions that will have the effect of materially impeding the normal and expected operation of the Software.

“TWC Related Entity” shall have the meaning set forth in Section 14.6.1.

“TWC Responsible Affiliate” means those TWC Affiliates whose business and affairs are managed by TWC, as opposed to BHN and BHN Responsible Affiliates.

“TWC Vendor” shall have the meaning set forth in Section 14.6.2.

“Virus” means a set of computer instructions that are designed to contaminate the Software, permit unauthorized access, consume computer resources, or modify, destroy, record or transmit data or programming without the intent or permission of the user.

“Warranty Period” shall mean, with respect to a particular item of Equipment, the period during which the Initial Warranty Period and/or an Extended Warranty Period is in effect.

1.2 Defined Terms. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined herein include the plural as well as the singular and vice-versa; (b) words importing gender include all genders; (c) any reference to an “Exhibit”, a “Schedule”, an “Attachment”, an “Article”, a “Section” or a “Sub-Section” refers to an Exhibit, a Schedule, an Attachment, an Article, a Section or a Sub-Section, as the case may be, of this Agreement; (d) the Exhibits or Attachments hereto form part of this Agreement; (e) all references to this Agreement and the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Exhibit, Schedule, Attachment, Article, Section, Sub-Section or other subdivision; and (f) the words “including,” “included” and “includes” means inclusion without limitation.

2.	DELIVERABLES SCHEDULE

Seller, at Seller’s sole cost and expense, shall deliver to TWC Equipment that complies with the Specifications, commencing as of the Effective Date or, if later, as of the delivery dates set forth in Exhibit A – Equipment and Specifications. Seller shall promptly correct all Defects discovered during the qualification process described in Section 3.1.

3.	QUALIFICATION; MODIFICATIONS

3.1 Qualification of Equipment. Any model of Equipment that Seller desires to make available to Purchasers under this Agreement must be submitted to TWC for qualification pursuant to TWC’s qualification process, as it may be amended from time to time and provided to Seller (the “TWC Qualification Process”). Seller shall not sell any model of Equipment to a Purchaser other than to TWC itself prior to the model successfully completing the TWC Qualification Process, which successful completion must be confirmed by TWC and shall be deemed “Acceptance” for purposes of this Agreement.

3.2 Modifications Required or Contemplated by Law. Seller shall provide TWC with notice of any pending or effective change in any Law that would result or has resulted in any Equipment previously delivered or any Equipment to be delivered under this Agreement to fail to comply with any Law. Such notice shall be provided by Seller as soon as practicable, and in any event within not more than [**] days after Seller becomes aware of such change in Law. As soon as practicable, but in no event later than [**] days from Seller becoming aware of any such change in Law, Seller shall provide to TWC a written proposal setting forth (a) an analysis of changes required or contemplated by such Laws that may be made to Equipment that has not been shipped, and if required or contemplated by such Laws, that has been shipped, in order to cause the Equipment to so comply, (b) an itemization of the costs that would be incurred by Seller in connection with implementing the required or contemplated changes, and (c) the time required to effect such changes.

3.2.1 Costs and Procedures for Changes. Seller’s costs and charges for effecting required or contemplated changes pursuant to Section 3.2 above shall be reasonable in relation to the effort and expense involved. TWC may, at its option, accept or reject Seller’s proposal(s). If TWC accepts Seller’s proposal, Seller shall effect the changes in the Equipment in accordance with the proposal, the Specifications for the Equipment shall be amended as appropriate and such modifications and changes to the Equipment shall be subject to all applicable provisions of this Agreement. If either TWC or Seller elects not to implement a change required by Law, then the other Party shall have the right to terminate this Agreement (either in its entirety or as to additional Equipment purchases only) by delivering written notice to the other Party no later than [**] days after receipt of Seller’s proposal. Such termination shall be effective as of the later of (a) the date such written notice of termination is given, and (b) the date on which the change required by Law becomes effective.

3.2.2 Acceptance Testing of Modified Equipment. With respect to any modifications to the Equipment made by Seller pursuant to Section 3.2.1, the provisions of Section 3.1 shall apply to such Equipment as so modified.

3.3 End of Life. During the term of this Agreement, Seller may, at its sole discretion, develop improvements to the Equipment including those that are designed to mitigate obsolete components or improve manufacturability of the Equipment. So long as such improvements do not (a) effect any change in Specifications or the form, fit or functionality of the Equipment or cause the Equipment to fail to comply with Specifications, (b) constitute Enhancements to the Equipment which are covered by Support Services, or (c) cause any adverse effect on TWC’s or any Purchaser’s System operations or otherwise cause TWC or any Purchaser to incur any additional expense, Seller may cease to manufacture the then-current version of a model of the Equipment (“End of Life”), provided that Seller first gives TWC at least [**] months’ prior written notice of its intent to End of Life the then-current version of the Equipment (except in such cases where the ability to provide such [**] months’ prior written notice is not within Seller’s control). Following an End of Life, Seller shall make the improved version of the Equipment available for purchase by Purchasers under the same terms and conditions that were applicable to the prior version of the Equipment, except that Seller may adjust the Pricing for the improved version of the Equipment. In such case, the increase in Pricing must be commercially reasonable and must reasonably reflect the value of the improved version of the Equipment. Notwithstanding anything herein to the contrary, Seller agrees that Seller shall not End of Life any item of Equipment prior to [**] years following the Effective Date of this Agreement or, in the case of Equipment which is added to Exhibit A – Equipment and Specifications after the Effective Date of this Agreement, prior to [**] years from the date such Equipment is added to

Exhibit A – Equipment and Specifications. In the event that Seller determines to End of Life a version of the Equipment, Seller shall continue to offer support and maintenance for such End of Life version, on the same terms and conditions set forth within this Agreement.

3.4 Lab Equipment. The lab equipment provided by Seller to TWC, currently located in [**], shall remain on loan with TWC solely for lab use and testing purposes, [**], until such time as TWC, in its sole discretion, chooses to terminate each such arrangement. Effective as of the Effective Date, (i) such Equipment shall be deemed to have been provided by Seller pursuant to this Agreement and shall be subject to the terms and conditions of this Agreement, including without limitation the indemnity set forth in Section 14.1, and (ii) that certain Evaluation Agreement between the Parties dated as of April 18, 2012 shall be terminated.

4.	NO EXCLUSIVITY

Seller shall not have an exclusive privilege to sell or otherwise provide Purchasers equipment and services comparable to the Equipment and Services, and Purchasers may contract with other manufacturers and suppliers for the procurement of equipment and services comparable to the Equipment and Services. Similarly, Seller may contract and/or do business with other companies for the sale of Equipment and Services.

5.	PURCHASE ORDERS

5.1 Forecast; Issuance of Purchase Orders. On a monthly basis, TWC will provide to Seller a non-binding rolling [**]-day forecast (each, a “Forecast”), which shall identify the Purchasers’ Equipment requirements for each calendar month during the period of the Forecast, setting forth the Equipment model, quantity and expected configuration; provided, however, that TWC in its sole discretion may cause BHN to issue a separate forecast for Equipment requirements of BHN and the BHN Responsible Affiliates. Purchasers may from time to time issue Purchase Orders to Seller for Equipment and/or Services (except that a Purchase Order need not be issued for in-warranty repair Services).

5.2 Contents; No Substitutions. Purchase Orders shall include the following: the identity of the Purchaser; the identity of the Equipment or Service being purchased; the quantity of Equipment and/or Services to be purchased; the Price of the Equipment or Service being purchased; and the requested shipment date for ordered Equipment. Purchase Orders shall not be required to contain delivery destination or carrier instructions, but the delivery destination and carrier instructions shall be provided by the applicable Purchaser to Seller not later than [**] days prior to the requested shipment date. In no event may Seller ship a different model of Equipment to a Purchaser in substitution of the model actually ordered by such Purchaser without such Purchaser’s prior written consent.

5.3 Effect of Agreement. The terms of this Agreement shall be deemed incorporated into and made a part of each Purchase Order and amendment thereto. Any terms appearing in any Purchase Orders, any acknowledgment or acceptance of a Purchase Order, or in any invoice, that differ from or are in addition to the terms of this Agreement shall be void.

5.4 Acknowledgment of Purchase Orders. Seller may reject a Purchase Order that complies with Section 5.2 of this Agreement only if (a) the requested Equipment shipment date does not meet the Lead Time Requirement; (b) Seller determines that it is not likely to be able to ship the ordered Equipment in the quantities ordered by the requested shipment date under circumstances where Purchasers have requested Equipment shipments consisting of more than [**] populated chassis in a single calendar month (in which case Seller may reject a portion of such Purchase Order but only to the extent the quantities ordered for the calendar month exceed the greater of (1) [**] populated chassis, and (2) the corresponding quantities that were forecast by TWC in the first forecast that includes the applicable month; or (c) the Purchase Order is otherwise inconsistent with the terms of this Agreement. Seller shall accept or reject in writing all Purchase Orders within [**] Business Days of receipt of any Purchase Order or amendment thereto. Seller shall be deemed to have accepted Purchase Orders that it has not rejected in writing within such [**] Business Day period. Any rejection of a Purchase Order must set forth the reasons for such rejection in reasonable detail, and any failure of Seller to do so shall be deemed an acceptance of such Purchase Order by Seller hereunder. Any rejection of a Purchase Order under clause (a) or (b) above must offer an alternative shipment date to the applicable Purchaser. Seller shall provide TWC with a monthly summary of all Purchase Order acknowledgments and rejections issued to Purchasers. The Parties shall use reasonable efforts to develop and use an electronic data interchange for purposes of exchanging information in accordance with the preceding sentence. Seller shall meet all shipment commitments calling for delivery within [**] days after the expiration of this Agreement.

5.5 Cancellation of Purchase Orders By Purchaser. A Purchaser may terminate a Purchase Order issued by such Purchaser, in whole or in part, and without any liability to Seller for items not yet delivered, (a) at any time up to the date that is [**] days prior to the requested shipping date and (b) if, other than because of a Force Majeure event for which Seller’s performance is excused under Section 18.1.1, Seller fails to ship the Equipment set forth in such Purchase Order within [**] days after the shipment date set forth in the applicable Purchase Order or any alternate shipment date that has been mutually agreed upon by Seller and such Purchaser subsequent to the submission of such Purchase Order (other than as a result of a Purchaser-requested delay) (a “Late Delivery Occurrence”). After termination of a Purchase Order pursuant to this Section 5.5, neither the individual Purchaser nor TWC shall be liable for the cost of Equipment ordered and not yet delivered by Seller under such terminated Purchase Order.

5.6 Deferred Shipment. Each Purchaser shall be entitled to defer shipment and delivery of any Equipment for a period of up to [**] days by notifying Seller no later than [**] days prior to the scheduled date of shipment, in which event Seller shall defer shipment and store such Equipment for such period at no cost to such Purchaser. Upon request from a Purchaser, Seller shall use commercially reasonable efforts to defer shipment and delivery of any Equipment for a period of up to an additional [**] days at no cost to such Purchaser, provided that Seller shall not be required to make such additional deferral to the extent Seller will incur material storage or other costs related to such deferral, unless Purchaser agrees to reimburse Seller for the amount of such costs.

5.7 Account Team. During the Term, Seller shall specify and provide an account team to assist TWC with general questions regarding the purchase and delivery of Equipment and with the administration of this Agreement and Purchase Orders placed hereunder. Seller shall notify TWC of any changes to the individuals specified and assigned to TWC’s account team.

6.	PRICES; SHIPPING; PAYMENT; PRICE ADJUSTMENTS

6.1 Prices. Except as otherwise provided in this Agreement, Prices for Equipment and Services during the Term shall be as set forth on Exhibit B – Prices. All purchases by TWC and all other Purchasers shall be aggregated for purposes of determining: (a) the level of volume discount that shall apply to any Equipment purchases, if applicable, and (b) any other requirements or incentives based upon the volume or amount of Equipment purchases, if any.

6.2 Taxes; Shipping and Other Charges.

6.2.1 All Prices for Equipment or Services are exclusive of any local, state or federal tax, levy, tariff, sales tax, or fees required by law or any regulatory authority or which are assessable against such Equipment or Services by any U.S. Government Authority, all of which shall be payable by Purchaser to the extent that Purchaser has a direct legal obligation to the tax authority for such tax. To the extent Seller is required to pay any such tax, Seller shall separately itemize such amounts on the invoice and Purchaser shall pay such amounts as provided herein. Purchaser shall timely provide resale certificates, direct pay permit or other exemption documentation to Seller that comply with the requirements of any applicable state taxation laws; provided, however, that if Purchaser fails to deliver such certificates, Seller’s sole remedy shall be to invoice Purchaser for any applicable sales tax in accordance with the previous sentence. Such resale certificates, direct pay permits or other exemption documentation shall be issued in the legal name of the Purchaser to whom Seller has sold the Equipment covered thereby and shall include the correct states to which such Equipment will be shipped by Seller. Purchaser shall not have any obligation to pay any tax which is not directly imposed on Purchaser, including without limitation, income, franchise, property and gross receipts taxes imposed on Seller’s net income, net worth, property or revenue. Without limiting the generality of the foregoing, Seller accepts any and all withholdings that Purchaser may be obligated to make, pursuant to Laws, from payments to Seller under this Agreement. In addition, Seller shall be responsible for any taxes, duties, fees, charges, import costs or other costs charged or assessed by any foreign (as to the United States) Governmental Authority or associated with importing the Equipment into the United States.

6.2.2 All Prices for Equipment are [**]. Prices include all charges for packaging and crating the Equipment for shipment. Seller shall be responsible for the cost of loading and shipment to the specified destination using standard ground freight and a carrier selected by Seller. Seller shall ship the Equipment in accordance with Purchaser’s shipment instructions specified in each Purchase Order or otherwise provided to Seller. Seller shall at all times be responsible for obtaining any relevant export/import licenses and regulatory approvals for the sale or importation of Equipment into the United States.

6.3 Invoices; Partial Shipments. Seller may issue invoices for Equipment on or after the date of Delivery to a Purchaser. Either Party may request a partial shipment, which request may be approved or disapproved by the other Party in advance, and if such partial shipment is approved and made, Seller shall be permitted to invoice the Purchaser for the partial shipment. Any requests for a partial shipment by Purchaser that would defer shipment and delivery of any Equipment shall comply with Section 5.6. Invoices for Services may be issued on or after the completion of such Services, except for invoices for Extended Warranty Contracts, which shall be issued prior to the commencement of such Extended Warranty Contracts.

6.4 Payment. Purchasers shall pay the purchase Price for Equipment and Services ordered hereunder within [**] days after the date of Seller’s invoice, which invoice shall not be issued by Seller prior to the date of Delivery of the particular Equipment or [**] days prior to the commencement of any Extended Warranty Contracts and purchases of Support Services, as applicable. Seller shall provide Purchasers with reasonable supporting documentation concerning any disputed invoices within [**] days after Purchaser provides notification of the dispute to Seller. Such Purchaser shall pay Seller for such invoice within [**] days following the resolution of any such dispute. Nothing in this Section shall be construed as a basis for withholding payment of any portion of an invoice that is not disputed in good faith. Payment of an invoice shall not be considered AQL Acceptance of Equipment.

6.5 [**].

6.6 Competitive Pricing. [**].

7.	TITLE, ASSUMPTION OF RISK AND DELIVERY ERRORS

7.1 Title and Risk of Loss or Damage. Seller shall convey good title, free from any lien, claim or encumbrance, to all tangible hardware items of the Equipment shipped by Seller under this Agreement. “Delivery” shall occur upon delivery of the Equipment to the Purchaser. Title to tangible hardware of the Equipment shall pass at the time of Delivery. Any loss or damage to Equipment prior to Delivery shall be at Seller’s risk. The Party discovering such loss or damage shall promptly notify the other Party.

7.2 Late Delivery.

7.2.1 Liquidated Damages. If a Late Delivery Occurrence (as defined in Section 5.5, taking into account any relevant grace period and carve-outs) occurs with respect to any Equipment ordered by a Purchaser pursuant to any Purchase Order that Seller has accepted, then Seller shall pay to the applicable Purchaser, as liquidated damages, for each such unit of Equipment, an amount equal to [**], as defined in the applicable Purchase Order, per week (or portion thereof on a pro-rata basis) of delay, but not to exceed aggregate liquidated damages equal to [**]. The provisions of this Section 7.2.1 shall only apply to the extent the Equipment included in the applicable Purchase Order was included in the first Forecast provided by TWC as set forth in Section 5.1 of this Agreement that includes the month in question. For example, assume that on [**] TWC provides a forecast that calls for the purchase of [**] units of Equipment during [**]. Assume further than on [**], TWC provides a forecast that increases the units of Equipment to be purchased during [**] to [**] units and that TWC places a Purchase Order for the purchase of [**] units of Equipment with a requested Delivery date in [**]. Should there be a Late Delivery Occurrence for the entirety of the Delivery to be made in [**], Seller would only be responsible for late delivery payments under this Section for the [**] units of Equipment that were specified in the first monthly Forecast that included [**]. This Section 7.2.1 shall not apply to quantities in excess of [**] units of Equipment per month during the first [**] days after the Effective Date.

7.2.2 Order of Delivery. For purposes of determining the amount of liquidated damages for late delivery to be made by Seller hereunder, all Equipment shall be deemed to be delivered in the order of their respective requested shipment dates as set forth in the Purchase Orders, regardless of the Purchaser to whom or the destination to which the Equipment is shipped. Accordingly, Equipment with the earliest requested shipment date as set forth in the Purchase Orders must be delivered (or will be deemed delivered for purposes of calculating liquidated damages for Late Delivery Occurrences) prior to Equipment with a later requested shipment date.

7.2.3 Termination. This Section sets forth the Purchasers’ sole remedy with respect to Equipment that is the subject of a Late Delivery Occurrence but which are ultimately Delivered to and accepted by Purchasers. Notwithstanding the foregoing, nothing in this Section shall affect a Purchaser’s right to terminate any Purchase Order pursuant to Section 5.5 if there is a Late Delivery Occurrence in which case Seller shall pay only the liquidated damages for the Late Delivery Occurrence which have accrued through the date of such termination. Each Purchaser shall have the right to pursue any other remedies available to it at law or in equity with respect to Equipment with a requested shipment date after the date of such termination.

7.3 Complete Units. Where this Agreement calls for shipment of units of an item of Equipment, it shall be deemed to mean complete Equipment units that are inclusive of all components. For example, Equipment purchased by Purchasers under this Agreement may not be operational unless Seller has also supplied certain other Equipment components. Failure by Seller to properly deliver on a timely basis all components necessary for the operation of the ordered Equipment (other than where such failure is the fault of TWC or Purchasers), shall be deemed to be a failure to deliver the ordered Equipment for purposes of this Article until such time as such Equipment and related components have been properly delivered. Such failure shall apply, for any Purchaser, only to that quantity of Equipment units as to which the failure to deliver necessary related components has occurred.

7.4 Quality Assurance. As soon as reasonably possible following the Effective Date, Seller shall establish and maintain a program of quality assurance procedures as required to produce Equipment with performance and reliability characteristics as good as or better than those specified in this Agreement. Such program shall be considered Proprietary Information under Section 22.1 hereof, subject to TWC’s review, and shall include, with respect to Equipment:

(a) Periodic random testing of Equipment to monitor and ensure production quality. TWC may participate in such periodic testing for compliance with the Specifications.

(b) Test procedures and inspection methods aimed at maintaining low rates for the shipment of Defective Equipment.

(c) Records of all tests and inspections of the Equipment conducted by or at the request of Seller pursuant to this Section 7.4 and detailed records of the results of all such tests and inspections (e.g., any certifications obtained for the Equipment, and results of all parametric tests). Seller shall make its records of the results of tests and inspections available to TWC upon TWC’s request.

(d) Procedures for qualifying Seller’s vendors and/or subcontractors.

(e) Configuration control aimed at providing continuity in form, fit, and function of the Equipment, and traceability relative to changes in design, materials, and manufacturing processes.

(f) An Engineering Change Notice (“ECN”) control system with (1) all ECNs for each item of Equipment subsequent to the first production of such Equipment with reasonably sufficient information to describe the nature of the change and (2) a matrix showing the compatibility or lack of compatibility of any item of Equipment with all other Equipment and with any third party hardware and software in the operating environment for the Equipment that exists immediately prior to the change.

(g) Electrostatic discharge and surge protection plans.

(h) Dry runs of repair processes and tracking procedures.

(i) A method for collecting and documenting Failure data and action taken to repair Equipment returned for repair, in or out of warranty, as a result of a Defect. Seller shall provide TWC with [**] written reports concerning such Failure, return and repair data and actions that Seller takes. TWC may conduct its own tests from time to time, and if TWC determines that there are variances from the Specifications, Seller shall perform verification tests to confirm TWC’s test results.

(j) Methods for bench testing Equipment returned for repair and classification into failure categories.

(k) Seller’s key staffing and facilities during design, development and initial production to insure program continuity and quality.

7.5 Inspection and Acceptance of Equipment.

7.5.1 Development of AQL Testing Procedures. Within a reasonable time after execution of this Agreement, but in any event prior to commencement of volume manufacture of any item of Equipment, Seller shall (a) develop a list of test equipment and standard test procedures that Seller shall use for acceptance quality level (“AQL”) testing and (b) upon request, supply such list to TWC.

7.5.2 Factory Testing by Seller. Seller shall conduct AQL testing on each shipment of Equipment before delivery to a Purchaser, and may conduct such testing upon representative samples to determine whether any Equipment is Defective. Seller shall replace, prior to shipment, each item of Equipment that fails AQL testing. Seller shall keep, for a period of [**] following the conduct of the applicable AQL test, and make available to each Purchaser upon such Purchaser’s request, a complete record of the AQL tests performed and a detailed record of the results thereof. A representative of each Purchaser may, upon such Purchaser’s request and expense, witness Seller’s AQL tests, but a Purchasers’ witnessing of, or failure to witness, such tests shall not be deemed to be either acceptance of, or grounds for refusal to accept, any item of Equipment.

7.5.3 Purchaser AQL Testing. Each Purchaser may perform its own AQL testing upon Equipment delivered to such Purchaser, and shall advise Seller of Defects upon completion of such AQL testing. “AQL Acceptance” of Equipment shall take place on the earlier of (1) a Purchaser’s acceptance of such Equipment in accordance with this Sub-Section or (2) a Purchaser’s failure to reject such Equipment in accordance with this Sub-Section within [**] days after Purchaser’s receipt thereof. Equipment that is returned to Seller shall be exempt from the provisions of Sub-Section 7.2.1 so long as Seller ships replacement Equipment to Purchaser within the time frame required by Sub-Section 7.5.4.

7.5.4 Return of Defective Equipment. Purchaser’s return of Defective Equipment shall be directed to the location in the continental United States designated by Seller. Unless Seller either determines (which determination is supported to TWC’s reasonable satisfaction) that such Equipment is not Defective Equipment or repairs such Defective Equipment in place such that such Equipment is no longer Defective Equipment, Seller shall provide Purchaser with a return materials authorization (“RMA”) prior to the return of such Defective Equipment. Following receipt of the Defective Equipment by Seller, Seller shall repair or replace and ship Equipment to Purchaser within [**] Business Days. Unless Seller requests shipment by a designated carrier and pays such carrier directly, inbound shipping charges shall be prepaid by Purchaser and shall be reimbursed by Seller. Seller shall be responsible for outbound shipping charges.

7.6 Safety Stock. Seller, at its sole expense and risk, shall maintain a minimum inventory of each model of Equipment offered by Seller pursuant to this Agreement in stock and available for shipment to Purchasers equal to the Monthly Inventory Quantity. The term “Monthly Inventory Quantity” means, with respect to each model of Equipment purchased by Purchaser pursuant to this Agreement, the greater of [**].

8.	WARRANTIES

8.1 Title. Seller, for itself and its subcontractors, hereby represents and warrants to Purchasers under this Agreement as follows:

(a) Seller has the full right to fulfill its obligations and grant licenses and rights granted herein.

(b) To Seller’s knowledge as of the Effective Date, the Equipment, and a Purchaser’s normal use and operation thereof, and the Services do not infringe any third party’s IP Rights.

(c) To Seller’s knowledge as of the Effective Date, there are no claims or threatened claims asserting that the Equipment, or a Purchaser’s use thereof, or Services infringe or violate any third party’s IP Rights.

(d) As of the Effective Date, Seller is not aware, to its knowledge, of any facts upon which a colorable Claim for infringement of a third party’s IP Rights relating to the Equipment could be based.

(e) Seller has not previously granted and shall not grant any rights in the Equipment to any third party that conflict with the rights granted herein to a Purchaser.

8.2 Performance Warranties. Seller hereby represents, warrants and covenants to Purchasers under this Agreement that:

(a) All Equipment shall: (1) conform to and function in conformance with the Specifications therefor; (2) be free from Defects in materials and workmanship, and (3) be Qualified at the time of Delivery to Purchasers. All Equipment shipped in fulfillment of a Purchase Order placed by a Purchaser shall be new, unless otherwise requested by Purchaser.

(b) All Services shall be performed in a good and workmanlike manner, in accordance with commercially reasonable standards, and in conformance with the Specifications therefor, if any.

8.3 Initial Warranty Period. The warranties set forth in Sub-Sections 8.2(a) and (b) shall apply for the period beginning on the date of Delivery of the Equipment, or completion and acceptance of Services, as the case may be, and shall extend for a period of [**] months thereafter (the “Initial Warranty Period”); provided, however, that the Initial Warranty Period for any repaired or replacement Equipment shall commence on the date of receipt of such Equipment and shall end upon the expiration of the remaining Initial Warranty Period for the Equipment replaced thereby.

8.4 Extended Warranty Contract. Purchasers may purchase an extended warranty contract from Seller or Seller’s authorized third party provider (“Extended Warranty Contract”) which shall extend the warranty period for the hardware portion of an item of Equipment for a period of [**] (the “Extended Warranty Period”) by issuing a Purchase Order to Seller or, at Seller’s option, an authorized third party provider designated by Seller in writing, prior to the expiration of the Initial Warranty Period or the Extended Warranty Period then in effect. The Price of the Extended Warranty Contract shall be as set forth in Exhibit B – Prices. Notwithstanding anything herein to the contrary, Seller shall remain ultimately responsible to the Purchasers for the performance of all obligations that are to be performed for the benefit of Purchasers during the Warranty Period, including without limitation the payment of any liquidated damages pursuant to this Article 8, notwithstanding the fact that warranty services are provided by, or that the Extended Warranty Contract has been issued by, Seller’s authorized third party provider. Notwithstanding anything herein to the contrary, the Extended Warranty Period shall apply only with respect to the hardware portion of the Equipment to which the Extended Warranty Contract applies, and not to any Software within such Equipment. The Software within the Equipment shall be eligible for coverage under Support Services as described in Section 10.2. If a Purchaser wishes to purchase an Extended Warranty Contract for a particular item of Equipment, the Purchaser must also arrange for the Software within such item of Equipment to be covered by Support Services during the Extended Warranty Period. For clarity, a Purchaser need not purchase an Extended Warranty Contract for a particular item of Equipment in order for the Software within such Equipment to be eligible for and receive coverage under the Support Services. Notwithstanding anything herein to the contrary, Seller may decline to offer an Extended Warranty Period and/or Support Services with respect to any model of Equipment [**] years after such model of Equipment has reached End of Life; provided, however, that Seller shall honor the remaining term of any Extended Warranty Periods and Support Services agreements that are in effect as of the date that is [**] years after the End of Life for such model becomes effective.

8.5 Warranty Repair or Replacement.

8.5.1 Repair and Replacement. Subject to Section 8.6, Purchasers may, after notifying Seller orally or in writing (which may include by e-mail) of a Defect within the Warranty Period and, unless Seller either determines (which determination is supported to TWC’s reasonable satisfaction) that such Defect does not exist or repairs such Defect in place, return to Seller, with a valid RMA which shall be provided by Seller in writing (which may include by e-mail), Equipment not conforming to the warranties set forth in this Article. Such written notice shall if reasonably possible specify the Defect with reasonable particularity so as to enable Seller to perform troubleshooting and inspection to identify the cause of the Defect. In the case of a defective module, card or component within an item of Equipment, Purchasers may (and upon Seller’s request shall) return only the defective module, card or component, which module, card or component shall be treated in the same manner as the Equipment for purposes of this Article 8. Seller shall, at Seller’s expense, either repair, or at Seller’s option, replace, the returned Defective Equipment with Equipment that complies with the Specifications. Seller shall use commercially reasonable efforts to deliver such repaired or replacement Equipment to the applicable Purchaser within [**] Business Days after the Defective item arrives at Seller’s (or its designated third party servicer’s) repair facility located in the continental United States. Unless Seller requests shipment by a designated carrier and pays such carrier directly, [**]. Seller shall be responsible for outbound shipping charges. Title to returned items that are replaced shall pass to Seller upon Seller’s receipt, and title to replacement items shall pass to Purchasers upon Purchasers’ receipt. Seller shall provide TWC, on a [**] basis, with data on repairs and replacements conducted by Seller on Equipment purchased under this Agreement. In addition, Seller shall establish a process to identify and report to Purchasers items of Equipment that are returned more than [**] times for Defects within the Warranty Period. Replacement Equipment provided to Purchasers hereunder may be new Equipment or repaired or refurbished Equipment with performance equivalent to new Equipment; provided, however, no Equipment provided by Seller to Purchasers hereunder shall have been returned to Seller more than [**] times for Defects of any nature.

8.5.2 Services. Purchasers shall have the right to give notice to Seller within the Warranty Period of any Services not conforming to the warranties set forth in this Article and to require that Seller, at Seller’s expense, take such actions as are required to cause such Services to conform. Seller shall take such actions and bring the Services into conformity with the warranties set forth in this Article within [**] days of receipt of Purchaser’s notice of nonconformity.

8.5.3 Liquidated Damages. If Seller fails to repair or replace a module, card, component or item of Equipment, as required by Sub-Section 8.5.1 within the time period specified therein plus an additional [**] Business Days’ grace period (the “Replacement Grace Period”), Seller shall pay to the Purchaser that returned such module, card, component or Equipment for repair or replacement (i) [**] of such module, card, component or Equipment, plus, if applicable, (ii) [**] of any other module, card or component of the unit of Equipment from which the defective module, card, component was removed, if such other module, card or other component is unable to function in accordance with its Specifications due to the removal of the defective module, card or component (collectively, the modules, cards or components or the unit of Equipment referenced in clauses (i) and (ii) are referred to hereinafter as the “Non-Functioning Equipment”), as liquidated damages, for each day after the Replacement Grace Period through and including the date on which Purchaser receives the repaired or replacement module, card, component or Equipment, but not to exceed aggregate liquidated damages equal to [**] of the Non-Functioning Equipment with respect to any single return of any single module, card, component or item of Equipment. Payments to be made pursuant to this Sub-Section shall be the sole and exclusive remedy of Purchasers with respect to Seller’s late repair or replacement of returned module, card, component or Equipment. Notwithstanding the foregoing, nothing in this Sub-Section shall affect a Purchaser’s right to terminate this Agreement pursuant to Section 20.2.1, and TWC and each Purchaser shall retain the right to pursue any other rights and remedies available under this Agreement or by operation of Law with respect to such termination.

8.5.4 Multiple Returns. Other than instances where “no failure” is found by Seller, if any module, card, component or item of Equipment is returned to Seller three times for Defects (whether or not the same or different Defects) within the Warranty Period, Seller shall not have the option of repairing and returning such item of Equipment to such Purchaser (as provided under Section 8.5.1) and, instead, must provide Purchaser with replacement Equipment that complies with the Specifications and take title to the returned item.

8.6 Non-Warranty Defects. The warranties set forth in this Article shall not apply where (a) any Defect results from misuse, negligence, accident, unauthorized modification, installation other than in accordance with written guidelines to be provided by Seller, improper operation, maintenance, repair, transport, handling, storage or other similar occurrence (in each case after the passing of title to the applicable Purchaser and in each case by a party other than Seller or its authorized agents), (b) the original identification markings on the Equipment have been defaced, altered, or removed by a party other than Seller or its authorized agents, (c) there is physical damage or failure due to abuse, tampering, accident, exposure to the elements or other treatment beyond the reasonable limits of normal use for the Equipment, (d) improper testing or installation of the Equipment (in each case by a party other than Seller or its authorized agents), (e) a Force Majeure Event, or (f) any software downloaded onto the Equipment (other than any Software supplied or approved by Seller) (any of the foregoing, a “Non-Warranty Defect”). If any Equipment returned by a Purchaser for repair or replacement contains a Non-Warranty Defect, then Seller shall contact Purchaser to obtain Purchaser’s direction either for return of the Equipment without repair or for repair of the Equipment at the rates specified in Exhibit B – Prices. The Purchaser shall bear the expense and risk of returning such Equipment units to itself. Seller shall use the same method of shipment for such Equipment units as was used by the Purchaser to initially deliver the units to Seller.

8.7 Additional Remedy for Excessive Failures and Extreme Failures.

8.7.1 Additional Remedy for Excessive Failures. If, for any Purchaser, during any calendar year, the Field Failure rate for any single model or item of any module, card, component or Equipment that is within the Warranty Period at the time of the Field Failure exceeds [**] but is less than or equal to [**] (an “Excessive Failure”), then Seller shall pay such Purchaser, as liquidated damages, an amount equal to (i) [**] of any such unit of such module, card, component or Equipment that experienced a Field Failure in such calendar year, plus, if applicable, (ii) [**] of any other module, card or component of the unit of Equipment from which the defective module, card or component was removed, if such other module, card or component is unable to function in accordance with its Specifications due to the removal of the defective module, card or component. After receipt of notice from TWC or the applicable Purchaser requesting payment, Seller shall calculate the amount of any such payments following the conclusion of each calendar year and pay to the applicable Purchasers such amounts within [**] days thereafter.

8.7.2 Additional Remedy for Extreme Failures. If, for any Purchaser, during any calendar year, the Field Failure rate for any single model or item of any module, card, component or Equipment that is within the Warranty Period at the time of the Field Failure exceeds [**] (an “Extreme Failure”), then Seller shall pay such Purchaser, as liquidated damages, an amount equal to (i) [**] of any such unit of such module, card, component or Equipment that experienced a Field Failure in such calendar year, plus, if applicable, (ii) [**] of any other module, card or component of the unit of Equipment from which the defective module, card or component was removed, if such module, card or other component is unable to function in accordance with its Specifications due to the removal of the defective module, card or component. For clarity, if, for any Purchaser, during any calendar year, the Field Failure rate for any model or item of installed Equipment that is still in the Initial Warranty Period exceeds [**], the Purchaser shall be entitled to the remedy set forth under this Section 8.7.2, but the Purchaser shall not also be entitled to the remedy under Section 8.7.1. After receipt of notice from TWC or the applicable Purchaser requesting payment, Seller shall calculate the amount of any such payments following the conclusion of each calendar year and pay to the applicable Purchasers such amounts within [**] days thereafter.

8.7.3 Minimum Deployment. Notwithstanding anything herein to the contrary, this Section 8.7 shall not take effect for a given module, card, component or Equipment until such time as TWC and the Purchasers have installed and in placed in operation not less than [**] separate cards (including channel and all other cards within the Equipment).

8.7.4 Remedies. Payments to be made pursuant to this Section 8.7 shall be the sole and exclusive remedy of Purchasers with respect to Excessive Failures and Extreme Failures. Notwithstanding the foregoing, nothing in this Sub-Section shall affect a Purchaser’s right (i) to require Seller to timely repair or replace Defective Equipment, including Defective Equipment that is the subject of an Excessive Failure or Extreme Failure, in accordance with Section 8.5 and to otherwise comply with the terms and conditions of this Agreement and Exhibit E – Support Services Addendum that apply with respect to the Defect, and/or (ii) to terminate this Agreement pursuant to Section 20.2.1 if there has been a material breach, and TWC and each Purchaser shall retain the right to pursue any other rights and remedies available under this Agreement or by operation of Law with respect to such termination.

8.8 Calculation of Failure Rates. For purposes of determining the Failure rates as required pursuant to this Article, the number of units of the modules, cards, components or Equipment within the Warranty Period during the period under consideration shall be the average of the number of such units of the modules, cards, components or Equipment as of the first day of each month in the applicable calendar year.

8.9 Adjustments for Failure Conditions. If there is a Failure or other Failure condition requiring remedy as set forth in Section 8.7, then in addition to any other remedies set forth herein, Seller shall ship to the affected Purchaser, at such Purchaser’s request, spare Equipment (or modules, cards or components in the case of Failures of modules, cards or components) equal to an amount requested by such Purchaser, not to exceed [**]% of the quantity shipped to the Purchaser (both separately in the case of modules, cards or components and within units of Equipment) in the previous [**] months. After Seller remedies any such Failure conditions, Seller shall invoice the applicable Purchaser for the spare units, and the spare quantities invoiced shall either be returned unused by the applicable Purchaser for credit against such invoice or retained and purchased by Purchaser.

8.10 Advance Replacement.

8.10.1 Advance Replacement Program. Upon request and purchase by Purchaser, Seller shall establish and maintain for Purchasers an advance replacement program for Defective Equipment pursuant to which Seller shall, within [**] hours of receipt of a Purchaser’s notification of a Defective module, card, component or Equipment in accordance with this Agreement, ship, at Seller’s sole expense using next day delivery, replacement module, card, component or Equipment for the Defective Equipment to Purchaser. For any Defective Equipment that is modular in nature, Seller shall have the right to replace defective modules, cards or components in the Equipment as appropriate, rather than replace the entire assembly of the Defective Equipment. Such program shall apply on a Purchaser-by-Purchaser and on a unit-by-unit basis, as elected and purchased [**] by TWC or the applicable Purchaser, and the cost of such program shall be as set forth on Exhibit B – Prices.

8.10.2 Return Procedures. Unless Seller either determines (which determination is supported to TWC’s reasonable satisfaction) that such Defect does not exist or repairs such Defect in place, Seller shall provide Purchaser with an RMA for a module, card, component or Equipment to be replaced under the advance replacement program. Purchaser shall be invoiced for the Price of the replacement Equipment, module, card or component if the Defective Equipment, module, card component is not shipped to Seller within [**] days of receipt of the replacement module, card, component or Equipment. Unless Seller requests shipment by a designated carrier and pays such carrier directly, inbound shipping charges shall be prepaid by Purchaser and shall be reimbursed by Seller. Seller shall be responsible for outbound shipping charges. Title to returned module, card, component or Equipment shall pass to Seller upon Seller’s receipt, and title to replacement module, card, component or Equipment shall pass to Purchaser upon Purchaser’s receipt. Replacement module, card, component or Equipment, provided to Purchasers hereunder may be new or refurbished module, card, component or Equipment, with performance equivalent to new module, card, component or Equipment,; provided, however, no module, card, component or Equipment, provided by Seller to Purchasers hereunder shall have been returned to Seller more than [**] times for Defects of any nature.

8.11 Non-Warranty Repairs and Maintenance, Technical Assistance and Spare Parts. During the Term of this Agreement, and (a) for [**] years after the last manufacture of Equipment, or (b) until the expiration of the last Warranty Period which is in effect hereunder, whichever occurs last, Seller shall make available to each Purchaser of Equipment that has not materially defaulted in performance of its obligations under this Section the following:

8.11.1 Repair Information and Training. [**], Seller shall provide each Purchaser with all information reasonably necessary for in-house repair of Equipment. Each such Purchaser must sign a nondisclosure and confidentiality agreement containing standard and customary provisions with respect to the disclosure and use of such information prior to the receipt of such information. During 2013 and 2014, Seller shall offer an aggregate of up to a total of [**] days of training classes at sites to be determined by TWC to provide training in troubleshooting and repair of Equipment on dates agreed upon by the Parties. Such training shall be provided [**]. Upon the request of any Purchaser, Seller shall offer additional training classes pursuant to Seller’s standard terms and conditions.

8.11.2 Provision of Spare Parts. At a price to be agreed upon by the Parties at the time of supply (which price shall in all circumstances be commercially reasonable and reflective of charges made within the industry for the provision of comparable materials), Seller shall make available all spare parts, tools, accessories, and replacements thereof that are reasonably necessary for repair of Equipment. All spare parts and replacements shipped by Seller shall perform according to the requirements of Specifications.

8.11.3 Non-Warranty Repairs. If requested by a Purchaser, Seller shall repair or replace defective or damaged Equipment (or modules, cards or components in the case of defective or damaged modules, cards or components) not under warranty at commercially reasonable charges that are reflective of charges made within the industry for the provision of comparable services; provided, however, that such Equipment, module, card or component is in a condition reasonably capable of repair (e.g., not disassembled or otherwise destroyed beyond reasonable repair).

8.11.4 Discontinuation of Services. Seller may, after the expiration of the period described in Section 8.11, discontinue the Services set forth in Section 8.11, in whole or in part; provided that:

(a) Seller notifies TWC [**] in advance of Seller’s intent to discontinue such Services.

(b) Seller provides Purchasers a reasonable opportunity to purchase sufficient quantities of spare parts that are unique or proprietary to Seller and which TWC reasonably deems necessary to maintain and support Equipment. Seller promptly shall notify Purchasers if Seller or its suppliers intend to discontinue components necessary for manufacture of spare parts, and thereafter Seller shall provide Purchasers with no less than [**] during which time Purchasers shall be entitled to purchase such spare parts from Seller.

(c) Seller gives Purchasers an opportunity to purchase, from time to time, any special or custom test equipment needed for maintenance or repair of the Equipment, at Seller’s current prices for such equipment, subject to availability.

8.12 CableLabs Specifications. Seller shall make commercially reasonable efforts to provide Equipment that complies in all material respects with DOCSIS and PacketCable standards. If at any time Seller fails to cause Products to comply with then-existing DOCSIS or PacketCable standards, then TWC may cancel all existing Purchase Orders and refuse to accept further Delivery of Products.

8.13 Technical Support. Seller shall make available to each Purchaser the opportunity to purchase for a fee Extended Warranty Contracts as set forth in Section 8.4 and Support Services as set forth in Exhibit E – Support Services Addendum. The “Coverage Period” for each item of Equipment is the period the Equipment is within the Warranty Period and such further period as a Purchaser has purchased Support Services. Seller shall specify and provide a support team for TWC during the Coverage Period, that includes at a minimum [**]. Seller shall notify TWC of any changes to the individuals specified and assigned to TWC’s support team.

8.14 Monthly Reports. During the Coverage Period, Seller shall provide TWC with monthly reports in a format and containing such information relating to the Equipment submitted for repair or replacement as TWC shall reasonably specify.

8.15 System Data. Seller shall not, either during or after the Term, through access it may have to a Purchaser’s System or through the Equipment, access, gather and/or retain any data that relates to a Purchaser’s System or Subscribers, including personally identifiable Subscriber information or any other Subscriber data, collected by, generated by or stored in or through any item of Equipment (“System Data”) and shall not take any action, or allow any third party to take any action, that would enable a third party to access, gather, or retain any such System Data for any purpose; provided, however, that the foregoing is not intended to prohibit Seller from gathering and retaining data relating to the frequency and causes of Failures of the Equipment for purposes of enabling Seller to comply with its warranty obligations under this Agreement and for purposes of determining future desirable modifications to the Equipment to include on Seller’s product roadmap for the Equipment (collectively, the “Equipment Performance Data”). Seller acknowledges that all System Data (excluding the Equipment Performance Data) is the Proprietary Information of TWC or the applicable Purchaser and that TWC or the applicable Purchaser is the exclusive owner thereof.

8.16 Security Compromise. During the term of this Agreement, and for a period of [**] years thereafter (or if earlier, until [**] years after End of Life with respect to any particular model of the Equipment), if, while the affected Equipment is within the Initial Warranty Period or the affected Software is under Support Services and Purchaser is using a supported version of Software, a Security Compromise occurs that permits the unauthorized access to a Purchaser’s System, then the Parties jointly shall develop a counter-measures program to remedy such Security Compromise, which program shall be implemented at Seller’s sole expense. Notwithstanding the foregoing, to the extent a Security Compromise arises out of the acts or omissions of a Purchaser or any of Purchaser’s employees, consultants, agents and/or subcontractors or any Purchaser’s failure to implement any security patch available from Seller, the above-referenced counter-measure program shall be implemented at Purchaser’s sole expense, and further, Seller shall be reasonably compensated on a time and materials basis for its services in developing the counter-measures program.

8.17 Limitation of Warranties by Seller. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE 8 OF THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTIES REGARDING THE OPERATION OR PERFORMANCE OF THE EQUIPMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

9.	TRAINING

9.1 Initial Equipment Training. During 2013 and 2014, Seller shall provide a total of [**] days of on-site, live training or such other method of training (web-based, remote, etc.) as mutually agreed by the Parties to train Purchasers’ installation, operational and support personnel. Such [**] days of training shall be provided [**] to the Purchasers and will include CMTS admin, CLI, Video QAM and/or such other information and matters mutually agreed by the Parties. Upon receipt of TWC’s training request, Seller and TWC will mutually agree on the schedule for each such training session. Seller shall use commercially reasonable efforts to meet TWC’s request with respect to the scheduling of such training. Upon request from Seller, TWC will provide an estimate of the number of personnel to be trained by location and by function (engineering, operations, NOC, etc.). The [**] days of [**] training will terminate upon the completion of the [**] day of training or on December 31, 2014, whichever occurs first. Additional training sessions shall be provided pursuant to Section 9.2.

9.2 Additional Equipment Training. Seller shall provide additional training sessions as may be requested by a Purchaser from time to time at such Purchaser’s expense at the rates set forth on Exhibit B – Prices.

9.3 Training Materials. Seller shall provide a reasonable number of copies of all training materials used by Seller, and Purchasers shall have the right to copy and use all such training materials supplied by Seller solely for the internal use only by such Purchaser and for the training of additional Purchaser personnel. Such material shall be deemed confidential information of the Seller.

10.	SUPPORT SERVICES

Upon TWC’s request, Seller shall make available for purchase and provide TWC and/or the Purchasers with and perform the support services for the Software as described in and in accordance with Exhibit E – Support Services Addendum (the “Support Services”). Seller shall continue to provide the Support Services so long as the Purchaser continues to pay the undisputed fees specified in this Agreement, as set forth in Exhibit B – Prices, and Seller may suspend Support Services if the Purchaser fails to pay such undisputed fees, provided that Seller must first provide the Purchaser written notice of such failure and the intended suspension pursuant to this Section and the Purchaser must have failed to cure such failure within [**] days after the receipt of such notice.

11.	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

Each Party shall retain ownership of all of its pre-existing IP Rights, and each Party shall own all IP Rights with respect to any technology developed exclusively by such Party and included in any Specification, Equipment or other materials provided to the other hereunder. Subject to any rights or licenses granted pursuant to this Agreement, all of such Proprietary Information shall be received, held and used in accordance with the provisions of Article 22.

12.	SOFTWARE

12.1 Software License. Seller hereby grants to each Purchaser a limited, world-wide, non-exclusive, irrevocable (except as set forth in Section 12.2), royalty-free license for the life of the Equipment, under all of its applicable IP Rights only for use by Purchasers and Subscribers (in accordance with Purchaser’s standard terms and conditions that are consistent with the terms and conditions contained in this Agreement), the Software that is provided to such Purchaser hereunder, including without limitation any modifications, revisions or enhancements provided to such Purchaser. Such license shall be limited to the use of the Software by Purchasers only in connection with the use of the Equipment. Purchasers may transfer Software as permitted pursuant to Section 26.4 or in connection with a transfer of the Equipment hardware to any subsequent third party purchaser of such Equipment who acquires such Equipment in connection with either (i) a purchase or other acquisition of all or any portion of a Purchaser’s System in which the Equipment has been deployed (whether by purchase or conveyance of assets or stock, merger, consolidation or other business reorganization), or (ii) a disposition of surplus Equipment that was originally purchased for deployment and not for resale by the Purchaser, provided that such third party purchaser agrees in a writing to be bound by the terms of this Agreement regarding ownership, use, and restrictions on use, of the Software; provided further that, before a Purchaser may make such a disposition, it shall first offer Seller the opportunity to repurchase the Equipment upon the same terms to be offered to such third party and Seller shall have [**] Business Days to accept such offer. Each Purchaser may make a reasonable number of copies of the Software and use such copies for Downloading Software modifications, releases and enhancements and for backup and archival purposes. No other license agreement for the same subject matter, executed by a Purchaser contemporaneously with, or purporting to become effective upon opening the delivery wrapper, shall alter, modify or amend the terms of the licenses granted pursuant to this Section. Purchasers may, at any time, terminate a Software license upon [**] days prior notice to Seller. Upon expiration or termination of a Software license, Purchaser shall return to Seller or destroy all copies of the Software for which such license has been terminated.

12.2 Title to Software; Restrictions. Except as set forth in this Agreement, Seller and/or Seller’s licensors shall retain all rights and title in the Software. Except as expressly permitted by this Agreement, the Purchasers may not (a) modify, alter, adapt, or create derivative works based on the Software, nor reverse engineer, decompile, translate, disassemble, or otherwise attempt to recover the source code of the Software, (b) use the Software to develop a product that is competitive with the Equipment or the business of Seller, or (c) disclose the results of any performance tests or qualitative analysis on the Software to any third party without the prior written consent of Seller. In the event of any breach by Purchasers, which is incapable of cure, or if capable of cure has not been cured within [**] days after written notice from Seller, Seller may immediately terminate the license granted pursuant to Section 12.1 that is the subject of such breach.

12.3 Software Traps. Seller represents, warrants and covenants that, to Seller’s knowledge, no portion of the Software as delivered shall contain any Virus or Traps. Prior to the shipment of any Software to a Purchaser, (a) Seller shall use commercially reasonable efforts to detect and screen out any Virus through the use of one or more current virus detection programs, and (b) if applicable, Seller shall make reasonable due inquiry of any third party software vendor to confirm that the Software as delivered does not contain any Traps. IF SELLER FAILS TO USE COMMERCIALLY REASONABLE EFFORTS TO DETECT A VIRUS OR IF SELLER FAILS TO PROVIDE PROMPT NOTICE TO ANY PURCHASER OF ANY SUCH TRAPS KNOWN TO OR DETECTED BY SELLER, AND SUCH FAILURE RESULTS IN A FAILURE OF OPERATIONS CAUSED BY SUCH VIRUS OR TRAPS, THEN SELLER SHALL BE LIABLE FOR ALL DAMAGES, WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING LOST INCOME OR LOST REVENUE RESULTING FROM SUCH FAILURE OF OPERATION CAUSED BY SUCH VIRUS OR TRAPS.

12.4 Interface Information. From time to time at the request of TWC, Seller shall promptly disclose to TWC (subject to Seller’s confidentiality obligations to third parties and TWC’s confidentiality obligations under this Agreement) all Equipment external interface specifications, APIs, protocols and other tangible interface information not defined or otherwise provided by TWC that TWC or a third party manufacturer would reasonably require to have TWC’s head-end and other System equipment conform to such interfaces for the sole purpose of being interoperable with the Equipment (“Interface Information”). All Interface Information shall sufficiently describe the details of the external interfaces not defined or otherwise provided by TWC to the Equipment in order to allow TWC and its third party manufacturer to understand such interfaces for the sole purpose of being interoperable with the Equipment. Seller hereby grants to the Purchasers a world-wide, non-exclusive, perpetual, irrevocable (except for a material breach of this Agreement), non-transferable (except as permitted under Section 27.5), royalty-free, fully paid-up license, under any of Seller’s IP Rights embodied in the Interface Information, if any, that are necessary to access, copy, disclose, modify and create derivative works directly from such Interface Information for the sole purpose of maintaining interoperability of TWC’s head-end and other System equipment with the Equipment in order to use the Equipment. During the Term, upon TWC’s request, Seller shall provide technical support and consultation to assist TWC in understanding and applying the Interface Information. Such technical support and consultation shall be provided at Seller’s then-current, standard consulting rates. Except for the express licenses granted in this Agreement, there are no other rights or licenses to any IP Rights conveyed under this Agreement by reason of implication, estoppel or otherwise.

13.	TRADE NAMES AND TRADEMARKS

13.1 Branding of Equipment. Seller’s brand name may appear on each item of Equipment. Once placed on an item of Equipment, Purchasers shall not remove Seller’s trademarks or product identification, if any, from an item of Equipment without Seller’s prior consent.

13.2 Rights in Trademarks. TWC and all Purchasers shall not in any manner represent that any of them has any rights in or to Seller’s trade name and trademark. Seller shall not in any manner represent that it has any rights in or to the trade name and trademark “Time Warner Cable” or any other trade name or trademark used by TWC or any Purchaser to identify such Purchaser’s business operations or services. Neither Party shall register or attempt to register any such trade names or trademarks of the other Party under any Law, and shall not at any time do or cause to be done any act or thing impairing the distinctiveness of such trade names or trademarks or any part of the other Party’s interest therein whether or not they are registered.

13.3 Use of Seller Trademark. Purchasers may use Seller’s trademark “Casa Systems” in the context of describing the Equipment to be provided to Purchasers under this Agreement in accordance with the written trademark guidelines provide by Seller.

14.	IP RIGHTS INDEMNIFICATION

14.1 Indemnification by Seller. If any claim, suit, action or proceeding (a “Claim”) is brought by a third party against TWC, any Purchaser or any of their Related Parties on the basis of an allegation that the Equipment (including Software), or the use, manufacture, import, service, support, sale or distribution thereof, or the provision or receipt of Services infringes or violates an IP Right of such third party enforceable in the United States, Seller shall: (a) at Seller’s expense, defend or, subject to TWC’s consent, which shall not be unreasonably withheld, settle such Claim, and (b) pay any and all any judgments, assessments, deficiencies, settlement amounts, fines, expenses (including court costs and reasonable attorneys’ fees) (collectively, “Liabilities”) awarded against TWC, the Purchaser or any Related Parties to the extent relating to or arising out of such Claim.

14.2 Procedures. In the event of a Claim, TWC or Purchaser, as Indemnified Party, and Seller, as Indemnifying Party, shall follow the procedures set forth in Section 15.2.

14.3 Infringing Equipment. If any Equipment provided by Seller under this Agreement becomes, or in Seller’s reasonable opinion is likely to become, the subject of a Claim under this Article, or if as a result of such Claim, or the settlement thereof, the production, use, license, sale, marketing or transfer of the Equipment is prohibited or enjoined, Seller may, at its sole expense, at its option, do one or more of the following: (a) obtain for Purchasers the right to use the infringing Equipment without any additional cost to Purchasers, (b) modify the infringing Equipment so that it becomes non-infringing, while remaining in compliance with the Specifications in all material respects, subject to TWC’s technical approval, or (c) replace the Equipment with a non-infringing product that performs substantially the same functions in substantially the same manner, while remaining in compliance with the Specifications in all respects so as to permit the installation and use of such Equipment in Purchaser’s Systems utilizing the Equipment. If none of the remedies set forth in clauses (a), (b) or (c) are reasonably practicable, then Seller shall have the right, at Seller’s sole discretion, to remove such Equipment from this Agreement and require Purchasers to return such Equipment to Seller, and in such event Seller shall refund to such Purchasers the original purchase price paid to Seller for such Equipment, less depreciation based on an [**] straight-line assumed useful life, plus the unearned portion of the fee for any Extended Warranty Contract and of any fee for Support Services that has been paid in advance. The liability of Seller with respect to any and all claims of infringement or violation of any intellectual property rights in connection with the Equipment and Services shall be limited to the specific undertakings contained in this Article 14.

14.4 Combinations and Modifications. Notwithstanding any other provision of this Article, Seller shall have no liability for any infringement arising from (a) use of the Equipment in combination with other items, unless (i) such combination is described in or reasonably contemplated by the Specifications, (ii) Seller sold, made, provided, or recommended them all as a combination, or (iii) the combination is consistent with the use of the Equipment for its intended purpose and in a manner consistent with the Specifications and this Agreement, or (b) modification of the Equipment after Delivery, unless Seller or an authorized agent of Seller made or specifically recommended or approved the modification, or the modification constitutes normal repair, replacement or implementation of Seller-provided options, enhancements or repair instructions for the Equipment.

14.5 Termination Right. Notwithstanding any other provision of this Agreement to the contrary, if the use of any Equipment infringes or violates an IP Right of a third party, and the removal of such infringing item would cause the Equipment to fail of its essential purpose, then TWC shall have the right to terminate this Agreement upon [**] days prior notice to Seller, during which [**]-day period Seller shall have the right to exercise any of the actions set forth in clauses (a), (b) and (c) of Section 14.3, in which case TWC shall not have the right to terminate this Agreement. Upon termination pursuant to the foregoing sentence, in addition to all other rights and remedies available at law or in equity, (a) Purchasers shall be entitled to cancel outstanding Purchase Orders without any further liability to Seller, and (b) each Purchaser shall have the right, at such Purchaser’s option, to return the affected Equipment to Seller and Seller shall refund to such Purchaser the original purchase price paid to Seller for such Equipment, less any depreciation based on an [**] straight-line assumed useful life, plus the unearned portion of the fee for any Extended Warranty Contract and of any fee for Support Services that has been paid in advance.

14.6 Covenant Not to Sue or Take Adverse Action.

14.6.1 Seller covenants and agrees (on behalf of itself and its parents, affiliates and subsidiaries) not to bring any Claim against TWC, any TWC Affiliate or a Purchaser (collectively, the “TWC Related Entities” and each, a “TWC Related Entity”) alleging infringement of any IP Rights (other than trademark rights) owned or controlled by Seller or any of its parents, affiliates, or subsidiaries with respect to the deployment (solely for the use of the TWC Related Entities and their respective Subscribers), use or acquisition of products (including without limitation hardware, software, equipment, systems and solutions) by TWC or any TWC Related Entity (i) prior to the Effective Date, (ii) during the Term of this Agreement, or (iii) during the [**] period after the expiration or termination of this Agreement.

14.6.2 Nothing herein shall limit or restrict Seller’s or its affiliates’ ability or right to assert any claim of infringement, to seek damages, or to enjoin TWC’s or its TWC Related Entities’ vendors, for infringement or misappropriation of Seller’s or its affiliates’, as the case may be, patents or other intellectual property rights; provided, however that, during the period during which Section 14.6.1 is in effect, and for a reasonable period of time, which shall be up to [**] months, as determined by TWC in its sole discretion, after Seller or its affiliates secures the first of either a final, non-appealable judgment or a final, non-appealable injunction (including without limitation an administrative remedy such as an exclusion order and/or cease and desist order) against a vendor of TWC or its TWC Related Entities, Seller and its affiliates shall, to the full extent of their authority, permit TWC or the TWC Related Entities the opportunity to transition their ongoing supply of the product(s) and/or service(s) that are subject to such judgment or injunction to non-infringing products and services, which transition shall include without limitation the ability to continue to acquire product(s) and/or service(s) from such vendor during such transition period without interference from Seller or its affiliates, and provided further that Seller (on behalf of itself and its parents, affiliates and subsidiaries) shall waive and forever release all claims against any such vendor for damages and/or license fees owed to Seller and its affiliates by such vendor with respect to the provision of products (including without limitation hardware, software, equipment, systems and solutions) to TWC or any TWC Related Entity during the period during which Section 14.6.1 is in effect and through and including such transition period.

14.7 Limitations to Covenant Not to Sue or Take Adverse Action. The waiver and covenant set forth in Section 14.6.1 shall not be applicable:

14.7.1 if, and only to the extent that, TWC or a Purchaser has breached its obligations under Article 22 of this Agreement and such breach, directly or indirectly, results in an infringement of the IP Rights of Seller or any of its Related Parties; or

14.7.2 to any IP Rights developed or acquired by Seller more than [**] after termination or expiration of this Agreement or, if later, the last Warranty Period hereunder; or

14.7.3 to any patent, copyright, trademark or trade secret (other than the Seller Covenant IP, as defined below) owned, controlled or assertable by any third party that through a Change of Control acquires control, directly or indirectly, of Seller after the Effective Date; provided, however, that the covenants in Section 14.6 shall nonetheless run with any assignment or other transfer to such third party or its affiliates of any patent, copyright, trademark or trade secret, and any patent, copyright, or trademark issuing on an application, owned, controlled or assertable by Seller or its affiliates before such Change of Control (collectively, for the purposes of this Section 14.7, “Seller Covenant IP”) and shall bind such acquiring entity and its affiliates with respect to such Seller Covenant IP after such Change of Control.

14.8 Divestiture of IP Rights Subject to License. If Seller divests any right, title or interest in or to any IP Rights covered by Section 14.6 and not related to the divestiture of an on-going business to any person or entity (an “IP Rights Divestiture”), then (i) Seller automatically shall be deemed to have granted to TWC and the TWC Related Entities an irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide license to use such IP Rights in connection with their businesses and operations (but not for the purpose of selling products or services to third parties, where such products or services compete with the Equipment or Services hereunder) for so long as the covenants in Section 14.6 remain in effect, and (ii) Seller shall make such IP Rights Divestiture expressly subject to the covenants in Section 14.6 and the license granted in clause (i) above.

14.9 Patent Pools. TWC shall not, and shall cause its TWC Related Entities not to, seek any reduction in fees (or refund of previously paid fees) with respect to IP Rights that are included in an open (i.e., open to potential licensees) patent licensing consortium or pool by reason of the licenses granted under this Agreement.

15.	GENERAL INDEMNIFICATION

15.1 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchasers and their Related Parties from and against any Claims (other than Claims related to IP Rights, which are governed by Section 14 hereof), and pay any Liabilities awarded against the Purchaser or any Related Parties to the extent relating to or arising out of such Claims, arising out of:

15.1.1 Any negligent act or omission or willful misconduct of Seller or its Related Parties in connection with the performance or non-performance of their obligations hereunder or any breach of any of Seller’s representations, warranties, covenants or terms of, or defaults under, this Agreement.

15.1.2 Any Claim by third parties against the Purchasers or any of their Related Parties arising out of:

(a) Seller’s relationships with its employees, suppliers, subcontractors, agents, and consultants in the course of its performance under this Agreement;

(b) Seller’s design, development, manufacture, testing, production, and storage of the Equipment being provided to Purchasers under this Agreement, including any Security Compromise with respect to any Equipment that results in a Claim against TWC or any other Purchaser by any third party content provider;

(c) Seller’s negligent performance of any Services hereunder; or

(d) Damages caused by Defective or unreasonably dangerous Equipment solely caused by Seller.

Nothing in this Section shall be construed to diminish or otherwise limit Seller’s obligation to indemnify TWC and Purchasers with respect to a Claim for which TWC and Purchasers are entitled to indemnification pursuant to Article 14.

15.2 Procedure. In the event of a Claim by a third party, with respect to which a Party is entitled to indemnification hereunder, the Party seeking indemnification (“Indemnified Party”) shall promptly notify the other Party (“Indemnifying Party”) after receipt of notice of such Claim; provided that a delay in or failure by Indemnified Party to provide such notice shall not relieve Indemnifying Party of its obligations under this Article or Article 14, except to the extent that such delay or failure materially prejudices Indemnifying Party’s ability to defend such Claim. The Indemnifying Party, at its sole expense, shall promptly assume the defense of such Claim using counsel of its own choosing and reasonably satisfactory to the Indemnified Party and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such Claim, including the settlement (subject to the requirements below with respect to settlement) of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such defense and settlement, including the reimbursement of Indemnified Party’s reasonable out-of-pocket costs or expenses incurred in providing information and assistance in connection therewith); provided, however, that if a conflict of interest exists vis-a-vis the interests of the Indemnifying Party and the Indemnified Party, or the Indemnifying Party fails to diligently defend the Indemnified Party, the Indemnified Party shall be entitled to defend the Claim with counsel of its own choosing at the expense of, for the account of and at the risk of the Indemnifying Party; provided, however, that the Indemnifying Party shall only be responsible for the expense of a single counsel regardless of the number of Indemnitees. The Indemnified Party shall engage counsel reasonably acceptable to the Indemnifying Party, take reasonable steps to monitor and control the fees and costs of counsel so chosen, and keep the Indemnifying Party reasonably informed of the status of such defense, including any settlement proposals by the claimant. In addition, the Indemnified Party may participate, in its sole discretion, in any Claim under this Article or Article 14 using its own counsel at its own expense. The Indemnifying Party shall not settle any such Claim without first obtaining the Indemnified Party’s prior written consent where the settlement of such Claim results in any admission of guilt or liability on the part of the Indemnified Party, imposes any obligation or liability on the Indemnified Party, or has a judicially binding effect on the Indemnified Party (other than monetary liability for which the Indemnified Party is indemnified by the Indemnifying Party), such consent not to be unreasonably withheld.

16.	INSURANCE

Seller shall at all times during the Term, at its sole expense, maintain the insurance coverage and otherwise comply with the requirements set forth in Exhibit D – Insurance Requirements.

17.	LIMITATION OF LIABILITY

17.1 Limitation on Indirect Damages. EXCEPT (i) AS OTHERWISE SET FORTH IN THOSE SECTIONS OF THIS AGREEMENT CALLING FOR THE PAYMENT OF LIQUIDATED DAMAGES, (ii) AS SET FORTH IN SECTION 12.3, AND (iii) WITH RESPECT TO SELLER’S OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS TWC AND THE PURCHASERS WITH RESPECT TO THIRD PARTY CLAIMS IN ACCORDANCE WITH ARTICLES 14 AND 15, AND (iv) FOR A PARTY’S GROSSLY NEGLIGENT OR INTENTIONAL BREACH OF ARTICLE 22, SELLER SHALL NOT BE LIABLE TO TWC AND PURCHASERS, AND TWC AND PURCHASERS SHALL NOT BE LIABLE TO SELLER, FOR ANY AMOUNTS REPRESENTING THEIR RESPECTIVE LOSS OF PROFITS, LOSS OF BUSINESS, INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, (EVEN IF PREVIOUSLY APPRISED OF THE POSSIBILITY THEREOF) ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO THE USE OF ANY EQUIPMENT OR SERVICES FURNISHED HEREUNDER, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTES, OR ANY OTHER LEGAL THEORY.

17.2 Limitation on Damages. EXCEPT (i) AS OTHERWISE SET FORTH IN THOSE SECTIONS OF THIS AGREEMENT CALLING FOR THE PAYMENT OF LIQUIDATED DAMAGES, (ii) AS SET FORTH IN SECTION 12.3, (iii) WITH RESPECT TO SELLER’S OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS TWC AND THE PURCHASERS WITH RESPECT TO THIRD PARTY CLAIMS IN ACCORDANCE WITH ARTICLES 14 AND 15, AND (iv) PAYMENT OBLIGATIONS UNDER SECTION 6.4, THE MAXIMUM CUMULATIVE LIABILITY OF SELLER, ON THE ONE HAND, AND TWC AND THE TWC AFFILIATES IN THE AGGREGATE, ON THE OTHER HAND, WITH RESPECT TO ANY SINGLE CLAIM THAT ARISES OUT OF THE SAME EVENT OR SERIES OF RELATED EVENTS ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE GREATER OF (A) ALL AMOUNTS PAID OR PAYABLE BY TWC AND ALL TWC AFFILIATES IN THE AGGREGATE UNDER THIS AGREEMENT DURING THE [**] MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH EVENT OR THE FIRST EVENT IN THE SERIES OF RELATED EVENTS OCCURRED, (OR, IF SUCH EVENT OCCURS (1) DURING THE FIRST YEAR FOLLOWING THE EFFECTIVE DATE, THEN DURING THE [**] MONTH PERIOD IMMEDIATELY FOLLOWING THE EFFECTIVE DATE, OR (2) FOLLOWING THE TERMINATION OF THIS AGREEMENT, THEN DURING THE FINAL [**] MONTH PERIOD IN WHICH THIS AGREEMENT IS IN EFFECT), OR (B) FIVE MILLION DOLLARS ($5,000,000).

17.3 Several Liability of TWC and BHN. TWC and each Affiliate are entitled to purchase Equipment and/or Services in accordance with this Agreement. TWC shall be responsible (subject to the limitations of liability set forth in this Agreement) for the acts or omissions of TWC and each of the TWC Responsible Affiliates as if such acts or omissions were the acts or omissions of TWC. Similarly, BHN shall be responsible (subject to the limitations of liability set forth in this Agreement) for the acts or omissions of BHN and each of the BHN Responsible Affiliates as if such acts or omissions were the acts or omissions of BHN. To the extent that a single legal entity owns operating assets, some of which are managed by TWC and some of which are managed by BHN, the obligations under this Agreement associated with the assets managed by TWC shall be the responsibility of TWC and the operations associated with such assets shall be considered to be the operations of a TWC Responsible Affiliate, and the obligations under this Agreement associated with the assets managed by BHN shall be the responsibility of BHN and the operations associated with such assets shall be considered to be the operations of a BHN Responsible Affiliate. Upon request, TWC, BHN, the TWC Responsible Affiliates and the BHN Responsible Affiliates shall inform Seller as to which TWC Affiliates and assets are owned or managed by TWC and which are owned or managed by BHN. Seller agrees that neither TWC nor any TWC Responsible Affiliate shall be liable for the obligations of BHN or the BHN Responsible Affiliates under this Agreement. Instead, for example, if BHN or a BHN Responsible Affiliate elects to purchase Equipment and/or Services hereunder, and notwithstanding any other provision of this Agreement, Seller shall look only to BHN and such BHN Responsible Affiliate for payment of amounts owed by BHN and BHN Responsible Affiliate under this Agreement and for performance of any other obligations relating to BHN and such BHN Responsible Affiliate under this Agreement. Similarly, Seller agrees that neither BHN nor any BHN Responsible Affiliate shall be liable for the obligations of TWC or the TWC Responsible Affiliates under this Agreement. Instead, for example, if TWC or a TWC

Responsible Affiliate elects to purchase Equipment and/or Services hereunder, and notwithstanding any other provision of this Agreement, Seller shall look only to TWC and such TWC Responsible Affiliate for payment of amounts owed by TWC and such TWC Responsible Affiliate under this Agreement and for performance of any other obligations relating to TWC and such TWC Responsible Affiliate under this Agreement. Notwithstanding the foregoing, neither BHN nor any BHN Responsible Affiliate shall be eligible to purchase Equipment and/or Services under this Agreement, unless and until BHN agrees to the terms of this Agreement in writing by executing an addendum in the form attached hereto as Exhibit C – Affiliate Addendum.

18.	FORCE MAJEURE; DISASTER RECOVERY

18.1 Force Majeure. If the performance of this Agreement is delayed or prevented (other than the performance of payment obligations) by reason of Force Majeure, then the provisions of this Article shall apply:

18.1.1 Performance Excused. The Party whose performance is delayed or prevented shall promptly notify the other Party of the event and, except as set forth in Section 18.2, shall be excused from performance to the extent delayed or prevented if (a) such delay or failure arises from any cause or causes beyond the reasonable control of such Party, (b) such Party is without fault in causing such delay or failure, and (c) such delay or failure could not have been prevented by reasonable precautions and cannot reasonably be circumvented by such Party through the use of alternate sources, workaround plans or other means; provided, however, that the Party whose performance is excused shall take reasonable steps to avoid or remove such causes of nonperformance and shall continue to perform whenever and to the extent reasonably possible and provided further that any time for performance set forth in this Agreement shall be extended for a period equal to the period of such delay.

18.1.2 Partial Termination. If it appears that a time for delivery or performance scheduled pursuant to this Agreement shall be extended for more than 60 days, the Party receiving notice under Section 18.1.1 shall have the right to terminate, by notice to the other Party, any portion of this Agreement or of a Purchase Order covering the delayed performance and the obligations and liabilities of the Parties with respect to such portion of the Agreement or Purchase Order shall thereupon terminate, except to the extent that such obligations or rights are intended to survive pursuant to this Agreement.

18.1.3 Complete Termination. If it appears that a time for delivery or performance scheduled pursuant to this Agreement will be extended for more than six months, either Party shall have the right to terminate, by notice to the other Party, this Agreement. Upon termination pursuant to the foregoing sentence, Purchasers shall be entitled to cancel outstanding Purchase Orders without any further liability to Seller with respect thereto, and Seller shall be relieved of all delivery obligations with respect to such cancelled Purchase Orders.

18.2 Disaster Recovery

18.2.1 Seller shall maintain a business continuity/disaster recovery plan (“Disaster Recovery Plan”). Seller shall comply in all material respects with the Disaster Recovery Plan in the event of a business disaster, including without limitation a Force Majeure event with respect to Seller and/or any of its subcontractors or suppliers covered by the Disaster Recovery Plan. Any performance failure or delay of Seller that is the result of Seller failing to comply (or to cause its subcontractors or suppliers to comply) with the Disaster Recovery Plan (including any failure of Seller to resume or restore, or cause to be resumed or restored, certain business activities by any target timeframe set forth in the Disaster Recovery Plan) shall in no event be excused under Section 18.1 of this Agreement.

18.2.2 Seller shall use commercially reasonable efforts to test appropriate components of the Disaster Recovery Plan at least once every [**] to validate that the Disaster Recovery Plan is operational and effective. Seller shall maintain such records as are reasonably required to document the results of each such test and shall use commercially reasonable efforts to correct any problems identified during each such test. Upon request, Seller shall certify to TWC that the [**] testing has been conducted, which certification shall specify the date or dates upon which such testing was performed, shall provide a summary of the test results with TWC, and shall consider any resulting input from TWC regarding potential improvements. Upon request, Seller shall also confirm to TWC that the Disaster Recovery Plan is current with respect to information that might change over time, such as facilities and addresses, team members and contact information, etc.

18.2.3 Seller shall use commercially reasonable efforts to promptly notify TWC of each disaster that triggers activity under the Disaster Recovery Plan that materially impacts Seller’s ability to timely deliver the Equipment or timely perform the Services. Seller shall also provide such assistance as is reasonably requested by TWC to provide reasonable assurances to customers and potential customers of TWC and the Purchasers with respect to the continued delivery of the Equipment and Services provided under this Agreement following a disaster event that impacts the Equipment and Services, including with respect to the Disaster Recovery Plan, Seller’s business continuity and disaster recovery ability.

18.2.4 Seller’s Disaster Recovery Plan shall be reasonably calculated to provide for the full restoration of all warranty Services and Support Services under this Agreement, which plans and procedures may include the use of a third party contractor. Such restoration shall be made within [**] business days of the occurrence of a Force Majeure event.

19.	COMPLIANCE WITH LAWS

19.1 General. Seller shall comply with all Laws in effect at the time of manufacture and Delivery of any Equipment provided hereunder (including procurement of required permits, licenses or certificates), including in connection with its design, manufacturing and Delivery of the Equipment.

19.2 Permits and Licenses. Seller shall obtain and maintain at its own expense all permits and licenses, other than permits or licenses required in connection with the ownership or operation of a Purchaser’s facility, required by Law with respect to the Equipment and shall give all notices, pay all fees and comply with all Laws relating to its performance obligations specified herein. Seller shall secure all necessary permissions, approvals, licenses or consents, and pay all amounts due in connection therewith, for any rights not owned and controlled by

34

Seller necessary for Seller to provide, and for TWC and the Purchasers to use and receive, any Equipment and/or Services. Except as specifically detailed in Exhibit B – Prices, Seller and TWC have agreed that Seller will be financially responsible for all such permissions, approvals, licenses and consents, whether such permissions, approvals, licenses or consents are known or in existence as of the Effective Date or become know or come into existence at any time thereafter.

19.3 Export Control. The Parties shall adhere to the U.S. Export Administration Laws and shall not export or re-export any Confidential Information, technical data, equipment, products, or software received from the other Party, or any direct product of such Confidential Information, technical data, equipment, products, or software, to any person or company who is a legal resident of or is controlled by a legal resident of any proscribed country listed in Section 779.4(f) of the U.S. Export Administration Regulations (as the same may be amended from time to time) or any similar or successor provision, unless properly authorized by the appropriate U.S. Governmental Authority. Seller shall adhere to all applicable international export and U.S. import Laws in Seller’s performance of this Agreement.

19.4 Plant and Work Rules. Seller’s employees, while on the premises of any Purchaser, shall comply with all plant and work rules and regulations of Purchaser, provided that such rules and regulations have been provided to Seller sufficiently in advance by Purchaser so as to reasonably permit such compliance, including where required by Law, submission of satisfactory clearance from the U.S. Department of Defense and other Governmental Authorities.

19.5 Fair Labor Standards Act. Seller agrees to comply with the requirements of the Fair Labor Standards Act of 1938, as amended, in producing the Equipment to be furnished hereunder. All invoices shall contain substantially the following assurance: “Seller hereby certifies that these goods were purchased in compliance with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act of 1938, as amended, and of regulations and orders of the United States Department of Labor issued under Section 14 thereof.”

19.6 M/WBE Participation. It is the policy of TWC to encourage suppliers to subcontract with certified minority and women-owned business enterprises (“M/WBEs”) for products and services rendered to the extent such M/WBEs are available and qualified to perform such subcontracts. TWC shall require certification by city, state, or federal agencies; the National Minority Supplier Development Council and its affiliates; the Women’s Enterprise Business National Council; or other generally recognized certifying agencies from all firms claiming to be an M/WBE if and to the extent that Seller subcontracts the performance of any of its obligations under this Agreement to M/WBEs.

19.7 Application to Subcontractors. All provisions of this Article also shall apply to all subcontractors, and substantially similar terms shall be stated in all contracts between Seller and its subcontractors. Seller shall not permit any subcontractor to commence any Services relating to this Agreement until the subcontractor delivers to Seller or TWC evidence of insurance in the amounts and on the terms provided in this Agreement. The foregoing shall in no way diminish Seller’s obligation to obtain TWC’s prior written consent prior to subcontracting any Services hereunder.

20.	TERM AND TERMINATION

20.1 Term. The initial term of this Agreement shall commence upon the Effective Date and expire on the third (3rd) anniversary of the Effective Date (“Initial Term”). Following the Initial Term, the Term of this Agreement shall automatically renew for successive one year periods (each, a “Renewal Term” and the Renewal Term(s), if any, together with the Initial Term, shall be referred to herein as the “Term”) unless at least ninety (90) days prior to the date of any such renewal, TWC, in its sole discretion, notifies Seller in writing of its decision not to renew this Agreement. Following the Initial Term and the first two Renewal Terms, the Term of this Agreement shall automatically renew, for successive one year periods (also a “Renewal Term”), unless at least ninety (90) days prior to the date of any such renewal, either party notifies the other in writing of its decision not to renew this Agreement. Seller shall give TWC written notice of the expiration of the Initial Term or any Renewal Term then in effect, as the case may be, not less one hundred and twenty (120) days prior to such expiration.

20.2 Termination of Agreement. In addition to a Party’s rights to terminate this Agreement or a Purchase Order as set forth elsewhere in this Agreement, this Agreement and any outstanding Purchase Orders may be terminated upon any of the following events effective upon notice from the terminating Party:

20.2.1 Termination by Either Party. Either Party may terminate this Agreement:

(a) If the other Party makes an assignment for the benefit of creditors.

(b) If voluntary or involuntary proceedings are instituted by or against the other Party under any federal, state, or other bankruptcy or insolvency Laws, and, in the case of proceedings commenced against such other Party, such proceedings are not terminated within 60 days, or a receiver is appointed for such other Party.

(c) If the other Party ceases to function as a going concern, subject to a permitted assignment in accordance with this Agreement.

(d) If the other Party fails to perform any other material provision of this Agreement and does not cure such failure within a period of [**] days after receipt of notice from the non-breaching Party reasonably specifying such failure and stating such non-breaching Party’s intention to terminate this Agreement if such failure is not cured. This clause (d) shall not be applicable with respect to breaches committed by a Purchaser that is an Affiliate and, instead, the provisions of Section 20.2.2 shall apply.

20.2.2 Termination by Seller with Respect to a Purchaser that is an Affiliate. Seller may terminate this Agreement with respect to any Purchaser that is an Affiliate only if such Purchaser fails to perform any material provision of this Agreement and does not cure such failure within a period of [**] days after receipt of notice from Seller reasonably specifying such failure and stating its intention to terminate this Agreement with respect to such Purchaser if such failure is not cured. Such termination shall apply only with respect to the Affiliate that is in breach.

20.3 Effect of Termination. Termination of this Agreement shall not affect any Purchaser’s right to use the Equipment purchased and paid for hereunder, including without limitation any Software therein, except as provided in Section 12.2.

21.	OTHER REPRESENTATIONS AND WARRANTIES

21.1 By TWC. TWC represents and warrants to Seller as follows:

21.1.1 Valid Corporation. TWC is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority as a limited liability company to own and lease its properties and assets and to carry on its business as now being conducted.

21.1.2 Power and Authority. TWC has taken all necessary action required by Law, by TWC’s organizational documents, or otherwise to authorize the execution and performance of this Agreement, and the transactions required hereby, and this Agreement is a valid and binding obligation of TWC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies.

21.1.3 No Violation of Other Agreements. The execution, delivery, and performance of this Agreement does not and will not violate any provision of TWC’s organizational documents, any provision of any agreement or commitment to which TWC is a party or which is applicable to TWC, or to its knowledge violate any Law applicable to TWC.

21.1.4 No Consent Required. No consent, order, permit, or other authorization, approval, or similar action is required from any party, court, Governmental Authority, or agency for TWC to enter into and perform its obligations under this Agreement or the transactions contemplated herein.

21.2 By Seller. Seller represents and warrants to TWC as follows:

21.2.1 Valid Corporation. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own and lease its properties and assets and to carry on its business as now being conducted.

21.2.2 Power and Authority. Seller has full corporate power and authority to carry out the transactions described in this Agreement. Seller has taken all necessary action required by Law, its Certificate or Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and performance of this Agreement, and the transactions required hereby, and this Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or the availability of equitable remedies.

21.2.3 No Violation of Other Agreements. The execution, delivery, and performance of this Agreement does not and will not violate any provision of the Certificate or Articles of Incorporation or Bylaws of Seller, any provision of any agreement or commitment to which Seller is a party or which is applicable to Seller, or to its knowledge violate any Law applicable to Seller.

21.2.4 No Consent Required. No consent, order, permit, or other authorization, approval, or similar action is required from any party, court, Governmental Authority, or agency for Seller to enter into and perform its obligations under this Agreement or the transactions contemplated herein.

22.	CONFIDENTIALITY AND MEDIA RELEASES

22.1 Proprietary Information. Seller, on the one hand, and TWC and each other Purchaser, on the other hand (but severally as to TWC and each other Purchaser) (each, a “party”) for purposes of this Article), agree that any information or data (including information or data received by the disclosing party from a third party and as to which the disclosing party has confidentiality obligations) (a) fixed in a tangible medium and furnished by one to the other under this Agreement and marked as the confidential or proprietary information of the disclosing party, including information relating to the Equipment and Services; (b) otherwise provided or disclosed orally and stated to be confidential or proprietary at the time the information is provided or in a writing which is provided within [**] days thereafter which generally describes such information; (c) relating to the quantity of Equipment ordered by any Purchaser(s) hereunder; (d) relating to the terms and conditions of this Agreement; or (e) relating to any current, former or prospective Subscriber, is, in each case, confidential or proprietary information of the disclosing party (collectively, the “Proprietary Information”), and shall be the subject of no less than reasonable efforts to maintain its secrecy and shall not be used for any purpose other than the purposes of this Agreement or disclosed to anyone other than to the recipient’s employees or agents or consultants rendering services related to the subject matter of this Agreement who have entered into an agreement with the receiving party, or are otherwise bound, to hold proprietary information of such nature in trust and confidence under standards at least as rigorous as those provided in this Agreement and who need to use the Proprietary Information for the purposes of this Agreement.

22.2 Exceptions Required by Law. Notwithstanding the provisions of Section 22.1, a party receiving Proprietary Information may disclose such Proprietary Information (a) pursuant to an order or judgment of any court or governmental body, or (b) pursuant to any Law, provided that the disclosing party in the case of either subparagraph (a) or (b) above, gives reasonable notice to the other party in advance of such disclosure, if not prohibited by law, and seeks confidential treatment of such information from the entity to which the disclosure is made and discloses only that information which is legally required to be disclosed.

22.3 Other Exceptions. The restrictions and obligations in Section 22.1 shall not apply with respect to any Proprietary Information, other than personally identifiable information relating to a Subscriber, that the receiving party can demonstrate with written evidence: (a) is or becomes generally available to the public through any means other than a breach by the receiving party of its obligations under this Agreement; (b) is disclosed to the receiving party without an obligation of confidentiality by a third party who has the right to make such disclosure; (c) is developed independently by the receiving party; (d) was rightfully in possession of the receiving party without obligations of confidentiality prior to receipt under this

Agreement; or (e) is required to be disclosed to enforce rights under this Agreement. In addition, either party may disclose the terms of this Agreement to bona fide potential or actual: advisors, consultants, investors, acquirers, lenders, investment bankers or other financial partners in connection with financing or business combination activity, provided that the person or entity to whom the disclosure is made has entered into an agreement with the party making such disclosure, or is otherwise bound, to hold proprietary information of such nature in trust and confidence under standards at least as rigorous as those provided in this Agreement.

22.4 Remedies. Each of the parties acknowledges and agrees that any breach or threatened breach of the obligations set forth in this Article 22 may result in the substantial likelihood of irreparable harm and injury to the owner of the Proprietary Information for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure, and further agrees that the disclosing party shall have the right to seek injunctive relief upon any violation or threatened violation of the terms of this Agreement, in addition to all other rights and remedies available at law or in equity.

22.5 Return of Proprietary Information. Upon the termination, cancellation or expiration of this Agreement for any reason or upon the reasonable request of the disclosing party, all Proprietary Information, together with any copies that may be authorized herein, shall be returned to the disclosing party or, if requested by the disclosing party, certified destroyed by the receiving party; provided, however, that this Section shall not apply with respect to Proprietary Information which is needed in connection with the use and support of the Equipment.

22.6 Gathering of Statistical and Other Information. TWC shall determine in TWC’s sole discretion the scope and method for gathering statistical information, if any, to be collected in connection with the use of the Equipment.

22.7 Publicity and Certain Communications. Subject to Sections 22.2 and 22.3, unless and only to the extent specifically authorized in writing by the other party, which authorization must address both the form and content of any communication, neither Seller nor TWC shall directly or indirectly, initiate or have, and shall not authorize any of its employees or agents to initiate or have, any oral or written communication (whether in the form of news releases, advertising or solicitation materials, or blog or social media postings) with or directed to any person other than the employees or contractors of the parties hereto who have responsibility for the administration or performance of this Agreement (including without limitation the press, the public, Subscribers, the trade, and governmental and quasi-governmental agencies, authorities and instrumentalities) (i) that concerns (a) this Agreement or the negotiation (or other transactions in contemplation of), termination, renewal, non-renewal or expiration of this Agreement or any other prior, then current, or proposed agreement, arrangement or understanding with the other party relating to the distribution of the Equipment, (b) any modification or amendment hereof or thereof, or (c) the provision of the Equipment to TWC; or (ii) that would or could adversely affect relations between the other party, on the one hand, and the other party’s customers (including, in the case of TWC, Subscribers) or such agencies, authorities or instrumentalities, on the other hand.

22.8 Residuals. Each of the Parties shall be free to use for any purpose the Residuals (as defined herein) resulting from access to or work with the other Party’s Proprietary Information, provided that such party shall maintain the confidentiality of the Proprietary Information as provided herein. The term “Residuals” means information that is in non-tangible form that is unintentionally retained by persons who have had access to the Proprietary Information in the ordinary course of business and in good faith, including ideas, concepts, know-how or techniques contained therein. The parties shall not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals. To the extent any Residuals constitute a trade secret, the owner of the Proprietary Information from which such Residuals are derived hereby grants the party wishing to use the Residual a non-exclusive, royalty-free, perpetual license to such trade secrets to make such use, without notice or accounting, subject, however, to the requirements for maintaining the confidentiality of the underlying Proprietary Information. Nothing in this Section shall be deemed to grant to the other party a license under a party’s patent, copyright or trademark rights, nor shall this Section apply to any information learned through reverse engineering, disassembling or decompiling of the Equipment or Software.

23.	DOCUMENTATION AND NEW GENERATION EQUIPMENT

23.1 Documentation. Seller shall provide documentation for the Equipment which is compliant with Specifications and the reasonable standards of Seller’s industry with respect to content, size, legibility and reproducibility.

23.2 New Generation Equipment. During the term of this Agreement, Seller may use commercially reasonable efforts to develop improved versions of the Equipment (each an “Improvement”). Promptly after Seller develops an Improvement, Seller shall deliver a written notice to TWC notifying TWC of the development of the Improvement and offering to sell to TWC the Equipment with such Improvement upon terms and conditions as may be agreed upon by Seller and TWC. Regardless of whether TWC accepts or rejects any such Seller proposal, TWC shall have the right to purchase the initial Equipment or any subsequent Equipment with an Improvement previously accepted by TWC on the terms and conditions applicable to purchases of the Equipment under this Agreement (including without limitation Section 6.5).

24.	SYSTEM LICENSE

To the extent that Seller owns any IP Rights, whether currently existing or hereafter acquired (or is the licensee of any such IP Rights with a right to sublicense such IP Rights without payment of any additional fee or other consideration to the licensor or any third party), and, in either event, such IP Rights are necessary to enable a Subscriber to receive the telecommunication, entertainment, information, programming, applications, data or other services provided by a Purchaser’s System only by directly and fully utilizing the functions and features of the Equipment as identified in the Specifications and as provided by Seller to Purchaser when used in the Purchaser’s System, Seller hereby grants to each Purchaser a non-exclusive, irrevocable (except for a material breach of this Agreement), perpetual, worldwide, fully-transferable (but only to the extent that the Equipment as delivered by Seller is transferred), royalty-free license to use such IP Rights in connection with the Equipment to receive such telecommunication, entertainment, information, programming, applications, data or other services provided by a Purchaser’s System to its Subscribers. For purposes of clarity, the foregoing license grant shall not apply to any Enhancement for which Seller is entitled to charge a fee pursuant to the terms of this Agreement.

25.	LIQUIDATED DAMAGES

TWC and Seller acknowledge that it is impractical and extremely difficult to determine the actual damages or lost revenues that may proximately result from a Party’s failure to perform certain obligations under this Agreement. Accordingly, any amounts payable to TWC, Seller or a Purchaser as “liquidated damages” under this Agreement are (a) liquidated damages, and not a penalty, and (b) reasonable and not disproportionate to the presumed damages to TWC, Seller or such Purchaser, as the case may be, in lost revenues or otherwise from a failure by the other to comply with the applicable provisions of this Agreement. Unless specified otherwise in this Agreement, all payments of liquidated damages shall be made in cash, by check or by wire transfer no later than [**] days after receipt of notice from the Party requesting payment.

26.	NOTICES

All notices or other communications required under this Agreement shall be in writing, addressed to the applicable Party in accordance with the contact information set forth below or as subsequently changed by a notice provided in compliance with this Section 26, and shall be deemed given: (A) one business day after deposit with an overnight courier, when sent by overnight courier; (B) five days after deposit with the U.S. Postal Service when sent by registered or certified mail, postage prepaid, return receipt requested; or (C) upon actual receipt by the addressee when sent by any other method.

To TWC:	Time Warner Cable Enterprises LLC 60 Columbus Circle New York, New York 10023 Attn: Chief Technology Officer

Copy To:	Time Warner Cable Enterprises LLC 60 Columbus Circle New York, New York 10023 Attn: General Counsel, Legal Department

To Seller:	Casa Systems, Inc. 100 Old River Road Andover, MA 01810 Attn: Legal Department

Copy To:	Casa Systems, Inc. 100 Old River Road Andover, MA 01810 Attn: Jerry Guo

or to such substitute addresses and persons as either party may designate to the other from time to time by written notice in accordance with this Section.

27.	GENERAL

27.1 English Language. All documentation, manuals, notices, reports, and correspondence under this Agreement shall be submitted and maintained in the English language and all dollar amounts are in United States Dollars.

27.2 Financial Information. [**].

27.3 Subcontractors. Prior to subcontracting any of its obligations hereunder for the support of Equipment, Seller shall (a) provide to TWC the full legal name, address, contact person, telephone number and facsimile number of such Party, and (b) obtain TWC’s consent prior to such subcontracting, which consent shall not be unreasonably withheld or delayed. Such requirement shall not apply to purchases of incidental, standard commercial supplies or raw materials. Seller shall remain solely responsible for the performance of all of its obligations hereunder, notwithstanding the approval by TWC of any subcontractor hereunder.

27.4 Relationship of the Parties. The relationship of Seller and its successors in interest, on the one hand, and TWC, Purchasers and their respective successors in interest, on the other hand, is that of independent contractors, and not one of principal and agent, joint venture or partnership. Neither Seller, on the one hand, nor TWC and Purchasers, on the other hand, shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, express or implied, nor to act or purport to act as the agent or the legally empowered representative of the other Party for any purpose whatsoever.

27.5 Assignment; Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns, but no Party shall have the power to assign this Agreement or any rights or obligations hereunder or under any Purchase Order (including by operation of law or by virtue of a “Change of Control,” which for purposes of this Section 27.5 shall be deemed to be an assignment) without the prior written consent of the other Party hereto. Notwithstanding the foregoing, either Party may, without the consent of the other Party, assign its rights and obligations under this Agreement or a Purchase Order to (a) any entity that currently controls, is controlled by or is under common control with such Party (for purposes of this Section only, an “Affiliate”) and (b) any successor entity in the event of such Party’s transfer of all or substantially all of its assets or stock, merger, spin-off, consolidation, reorganization or other business combination; provided, however, that in any of the foregoing events, to the extent the assignor has incurred obligations prior to the date of such assignment, the assignor shall not be relieved of any of such obligations hereunder except to the extent performed or satisfied by the assignee; and further provided, however, that in no event may Seller assign this Agreement to any “TWC Competitor”, as defined herein, without TWC’s prior written consent to be granted in TWC’s sole discretion. Additionally, notwithstanding the foregoing: (i) the benefits of the performance warranties provided under Article 8 and the indemnities under Article 14 may be enforced by a subsequent owner of the Equipment; and (ii) any Purchaser may assign the benefits of this Agreement which relate to any Equipment previously purchased by such Purchaser or subject to an outstanding Purchase Order submitted by such Purchaser in connection with a transfer of such Equipment to (A) an Affiliate, or (B) any entity that purchases or otherwise acquires a Purchaser’s System (whether by purchase or conveyance of assets or stock, merger, consolidation or other business reorganization) in which the Equipment has been deployed. The purchaser of, or successor to, a Purchaser’s business or assets described in the foregoing clause (ii) shall be entitled to buy Equipment for a period of twelve months after the consummation of such transaction on terms and conditions substantially similar to those set forth in this Agreement. In the case of any assignment which is made in accordance with the terms and conditions of this Section, including without limitation an assignment made in connection with a Change in Control, the assigning party shall cause the assignee to accept in writing the assignment and the terms and conditions of this Agreement. “Change in Control” with respect to any Party means the acquisition (whether by purchase or conveyance of assets or stock, merger, consolidation or other business reorganization) by any person or group, whether in one transaction or in a series of related transactions, and whether directly or indirectly, (I) of the power to vote or control the vote of shares or interests in such Party having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors or of such other governing or managing body of such Party, or (II) of fifty percent (50%) or more in fair market value of such Party’s assets. “TWC Competitor” means any person or entity, and any person or entity that controls, is controlled by, or is under common control with any other person or entity, that offers (1) any direct broadcast satellite services, (2) any wireline video, television, data or voice services to subscribers, or (3) any wireless video, television, data or voice services to subscribers, in each case in any area where any TWC Related Party holds a cable franchise or otherwise has the right to provide any such services or any similar services. Any purported assignment in violation of this Agreement shall be null and void.

27.6 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void by a court of law, the Parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by Law.

27.7 Waivers. No delay or omission by either Party to exercise any right or power will impair any such right or power or be construed to be a waiver thereof. A waiver by any Party of any of the covenants, conditions, or contracts to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or contract herein contained. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

27.8 Remedies. Except as expressly provided otherwise in this Agreement, in addition to any remedies provided in this Agreement, the Parties shall have all remedies provided at law or in equity. The rights and remedies provided in this Agreement or otherwise under Law shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy, except as expressly provided otherwise in this Agreement.

27.9 No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any entity, other than Seller and Purchasers, and their respective successors and permitted assigns, any remedy or claim by reason of this Agreement, and any such remedies or claims shall be for the exclusive benefit of Seller and Purchasers. References in this Agreement to “TWC” only shall not include any other Purchaser. Each Purchaser hereunder other than TWC shall be provided a copy of this Agreement; provided, however, that TWC or BHN, as the case may be, shall ensure that this Agreement is treated as Proprietary Information and shall be responsible for any unauthorized disclosure of this Agreement and/or its contents by such Purchasers.

27.10 Applicable Law; Venue; Jury Waiver. The interpretation, validity and enforcement of this Agreement, and all legal actions brought under or in connection with the subject matter of this Agreement, shall be governed by the law of the State of New York (except that any conflicts-of-law principles of such state that would result in the application of the law of another jurisdiction shall be disregarded). Any legal action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York. Each Party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum. Each Party waives any objection to the laying of the venue of any legal action brought under or in connection with the subject matter of this Agreement in the Federal or state courts sitting in the Borough of Manhattan, City of New York, and agrees not to plead or claim in such courts that any such action has been brought in an inconvenient forum. IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

27.11 Time is of the Essence. Time of performance is of the essence in this Agreement and a substantial and material term hereof.

27.12 Expenses. Each of the Parties shall pay its own costs and expenses associated with the execution and performance of this Agreement.

27.13 Survival. The rights and obligations of the Parties set forth in Articles 1, 4, 8, 10, 11, 12, 13, 14, 15, 17, 19, 21, 22, 24, 25, 26 and 27 and Sections 3.4, 6.1, 6.2, 6.4, 7.1, 7.2.3, 9.3, 18.1.1 and 20.3 shall survive the expiration or termination of this Agreement for any reason.

27.14 Exhibits. All references herein to Exhibits are to the Exhibits attached hereto, which shall be incorporated in and constitute a part of this Agreement by such reference. If there is any conflict between the terms of this Agreement and the terms of any Exhibit, the terms of this Agreement shall control. The following is a list of Exhibits to this Agreement:

Exhibit A – Equipment and Specifications

Exhibit B – Prices

Exhibit C – Affiliate Addendum

Exhibit D – Insurance Requirements

Exhibit E – Support Services Addendum

27.15 Entire Agreement. This Agreement, including any Exhibits and documents referred to in this Agreement or attached hereto and each Purchase Order conforming to this Agreement, constitutes the entire and exclusive statement of this Agreement with respect to its subject matter and supersedes any and all oral or written representations, understandings, or agreements relating thereto. Any other terms or conditions included in any quotes, Purchase Orders, acknowledgments, bills of lading, or other documents utilized or exchanged by the Parties shall not be binding unless and only to the extent that a written agreement signed by authorized representatives of the Parties after the Effective Date expresses the intent of the signing Parties to be bound thereby. This Agreement may be modified, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by both the Parties.

27.16 Performance by Affiliates. TWC, at its option, may exercise any of its rights or remedies under this Agreement, and/or perform any of its duties or obligations hereunder, by itself or through any TWC Affiliate in conformity with the terms and conditions of this Agreement.

27.17 Captions. The captions and headings contained herein are for purposes of convenience only and are not a part of this Agreement.

27.18 Construction. This Agreement and the Exhibits hereto have been drafted jointly by the Parties and in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor of or against either Party.

27.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The Parties hereto have executed this Agreement as of the Effective Date.

Seller:		TWC:

CASA SYSTEMS, INC.		TIME WARNER CABLE ENTERPRISES LLC

By:	/s/Gary Hall	By:	/s/Mike Lajoie

Name:	Gary Hall	Name:	Mike Lajoie

Title:	Chief Financial Officer	Title:	Executive Vice President

Date:	November 6, 2013	Date:	October 31, 2013

EXHIBIT A

TO

MASTER PURCHASE AGREEMENT

BETWEEN

TIME WARNER CABLE ENTERPRISES LLC

AND

CASA SYSTEMS INC.

Equipment and Specifications

i

Data Sheet
March 2010
LINEAGE POWER
Compact Power Line Shelves Model: J8548051, L1- L14 The 1U (1.75”) high CPL family of shelves mount in 19-inch wide frames and provide up to 11kWof 48V output power per shelf. There are three or four slots for rectifiers, converters (PEMs).L1 accepts the CP843A full featured Pulsar controller for applications requiring plant control. Only 16.81” wide fits inside equipment that is designed into a 19” rack Two DC Outputs may be common or split Each output bus is rated for 100A with two-hole lug landings for 2 AWG wire. Either IEC-320 or AMP Mate_N_Lok AC inputs Analog, RS485 or dual/redundant 2C communications. Adjustable mounting ears for flush or set back positions. Stackable up to 8 high with 32 paralleled power supplies. Optional CP843A controller w/display & interactive panel Rectifier Shelves (AC Input, DC Output) List Max Power #AC Inputs AC Input Plug DC Output Bus Max Rectifier Size Communications Features Ordering Codes Shelf Controller Protocol 1 8kW 4 IEC-320, C13 Common CP2000 CP843A Analog, 12C RS485 CC109143723 4 8kW IEC-320, C13 Common No 108994538 6 8kW AMP Mate N Lok Common cc109104378 7 11kW AMP Mate_N_Lok Split CP2725 Analog. 12C CC109121902 9 8kW IEC-320, C13 Split CP2000 Analog. 12C CC109137072 PEM Shelves (DC Input, DC Output) List Capacity #DC Inputs DC Input Plug DC Output Bus Max PEM Size Communications Features Ordering Codes Controller Protocol 14 8kW 2 AMP Power-Blade Split CP2000 No Analog, 12C CC109124764 Notes: List 1 shelf allows side access to CP843A Pulsar Controller Outputs. L7, L9: Split Bus Shelves cannot be paralleled. L1, L4,L6: Up to eight shelves may be paralleled. Consult the factory for product availability

Casa Systems power rectifier unit provides the surge protection to the Equipment. The maximum surge absorption of the Casa Systems power rectifier is: AC power lines – +/-1.0kV Differential and +/-2.0kV Common mode.

Casa systems c100G CCAP Technical specifications systems 2x600 Gbps switching capacity MPEG switching from any port to any port 12 DOCSIS module slots per system 1-11 Downstream modules per system 1-11 Upstream modules per system DOCSIS Features Full DOCSIS 3.0 compliant Full EuroDOCSIS 3.0 DOCSIS 3.0 downstream channel bonding up to 64 channels DOCSIS 3.0 upstream channel bonding up to 64 channels DOCSIS 3.0 AES encryption/decryption DOCSIS 3.0 1Pv6 DOCSIS 3.0 Multicast Complete DOCSIS/EUroDOCSIS 1.1 features DOCSIS/EuroDOCSIS 2.0 A-TDMA (standard) PacketCable 1.5 compliant PacketCable Multimedia (PCMM) 1.0 256 QAM Frequency range 48 to 1000 MHz (center) Frequency step size 5 kHz Channel width 6 to 8 MHZ (tunable) Maximum output/ch 60 dBmV@ 1-ch/port 56 dBmV@ 2-ch/port 52 dBmV@ 4-ch/port 49 dBmV@ 8-ch/port Output step size 0.1dB Output accuracy ± 5ppm Return loss 50- 870 MHZ, 14 dB 870~ 1002 MHZ 10 dB DSG L2VPN IP Features OSPFv2 IS-IS (1Pv4 & 1Pv6) RIPv2 BGP (1Pv4 & 1Pv6) PIM-SM IGMP snooping IGMP v2 and v3 Static IP routing DHCP Relay and option 82 DHCPv6 DHCP prefix delegation Multiple DHCP servers Proxy ARP IP subnet bundling Multiple default routes Access Control Lists MPLS Management RS232 serial port (RJ4S) 10/100BASE-T management port Command line interface (CLI) Telnet SSH SNMPvl, v2 & v3 Standard DOCSIS & IETF MIBs IPDR Casa Systems Enterprise MIBs Event logging through Syslog Electronic mail notification Resource usage reporting TACACS+ and RADIUS DOCSIS QAM Module (DQM) DS8X4 32 channels, 4 channels/port DS8X8 64 channels, 8 channels/port DS8X96 1024 channels 128 channels/port QAM modulation Annex A or B QAM constellations 64, 128 &
256 QAM Data rates (DOCSIS) 27 Mbps@ 64 QAM 38 Mbps@ 256 QAM Data rates 36 Mbps@ 64 QAM
(EuroDOCSIS) 51Mbps@

Casa Systems C100G CCAP Technical Specifications

DOCSIS Control and Upstream Module (DCU)

Switch and Management Modules (SMM)

SMM2X10G	
	Two 10 GigE interfaces
	Eight GigE interfaces
	GigE copper or fiber SFP
	Full line-rate support
SMM8X10G	
	Eight 10 GigE interfaces
	Two GigE interfaces
	GigE copper or fiber SFP
	Full line-rate support

RF I/O Downstream Module (RFD)

RF I/O Upstream Module (RFU)

Number of ports module	16 ports per
Connector	F-type, 75 Ω

Additional Features

Dynamic upstream & downstream load balancing

Spectrum Management

Software-defined MAC domains

Software channel licensing

Ingress cancellation filtering

Mechanical

Form factor	13RU
Height	21 in. / 533 mm
Width	19 in. / 482 mm
Depth	16 in. / 406 mm
Weight	120 lbs (fully loaded)
Mounting high	19 inch, 13 rack unit
Front panel LED	Power & alarm

Environmental

Operating temperature	0° to 50° C
Storage temperature	-40° to 70° C
Operating humidity	5% to 95%, non-cond.
Power requirements (DC)	-40.5 to -60 V (dual)
Power consumption	< 3600 W (nominal)

Regulatory Compliance

Designed to NEBS level 3 requirements

casa systems

Tel: 978.688.6706
Fax: 978.688.6584

info@casa-systems.com
www.casa-systems.com

Casa systems C100G CCAP Technical specifications Additional features
DOCSIS Control and UPSTREAM Module (DCU) US16X2 32 channels, 2 channels/port 5-65Mhz US16X4 64 channels, 4 channels/port 5-65Mhz US16X8 128 channels, 8 channels/port
Dynamic upstream & downstream load balancing Spectrum Management Software-defined MAC domains Software channel licensing Ingress cancellation filtering 1
5-100Mhz Modulation QPSK,8,1 6,32 & 64QAM Data rate/channel 0.32 - 30.72 Mbps Input range -4 to 26 dBmV Switch and Management Modules SMM SMM2X10G
Form factor Height Width Depth Weight Mounting high Front panel LED
13RU 21in.I 533 mm 19 in . / 482 mm 16 in. I 406 mm 120 lbs (fully loaded) 19 inc h,13 rack unit Power & alarm
SMM8X10G
Two 10 GigE Interfaces Eight GigE interfaces G1gE copper or fiber SFP Full line- rate support
Operating temperature Storage temperature Operating humidity Power requirements (DC) Power consumption Regular compliance
o to so c -40 to 70 C 5% to 95%,non-cond. -40.5 to -60 V (dual) < 3600W(nominal)
Eight 10 GigE Interfaces Two GigE interfaces G1gE copper or fiber SFP Full line- rate support RF I/o Downstream module (RFD) Number of ports 8 ports per module Connector F-type,75 0 RF I/o Upstream module (RFU) Number of ports 16 ports per module Connector F-type, 75 0
Designed to NEBS level 3 requirements casa systems Casa Systems, Inc. 100 Old River Road Suite 100 Andover, MA 01810 Tel: 978.688.6706 Fax: 978.688.6584 info@casa-systems.com www.casa-systems.com

Casa systems Downstream DS8X96 CCAP module Feature Highlights CONVERGED cable access platform (ccap) functionality DS8X96 provides the scale and software functionality required to deliver Full CCAP functionality to its ClOG CMTS platform by enabling MSOs to immediately deploy DOCSIS, IPTV and digital video over a single RF port and greatly increasing channel density over existing CMTS modules on the market Super channel density Industry leading 96 channels per port including 32 unique channels per port of narrowcast and 64 channels of broadcast for a total of 768 channels per module Channel Bonding Delivers 2 S6 variable size DOCSIS channels that can be used for bonding Cost Effectiveness Industries lowest cost per DOCSIS 3.0 channel for this class of product, delivering an economical solution for h1gh bandwidth multimedia applications
Overview
Casa Systems’ downstream DS8x96 module delivers unprecedented density and performance. The DS8x96 module delivers an industry leading 96 channels per port including 32 unique channels per port of narrowcast and 64 channels of broadcast for a total of 768 channels per module. Designed to be deployed today in the carrier class ClOG Cable Modem Termination System (CMTS) platform, the DS8x96 module delivers up to eleven primary DS8x96 modules and one protection module, yielding a total combination of over 8000 nar rowcast and broadcast channels supported in the downstream direction. The DS8x96 DOCSIS module is a complete DOCSIS downstream unit that includes DOCSIS packet processing, QoS, DOCSIS down stream MAC, PHY, and RF up conversion. Each downstream QAM channel can be configured to support DOCSIS or MPEG/DVB C video.

v

Casa systems Downstream channel bonding DS8X96 CCAP Module The DS8x96 has 256 variable size DOCSIS channels that can be used for bonding. These bonded channels can be grouped together, delivering numerous channel configurations and maximum flexibility. Converged cable access platform (CCAP) functionality
DS8x96 QAM Module
The CCAP specification calls for improved density and increased functionality and the DS8x96 delivers. The DS8x96 module brings Full CCAP functionality to its ClOG CMTS platform by enabling MSOs to immediately deploy DOCSIS, IPTV and digital
Number of Channels channels/port QAM modulation QAM constellations Data rates (DOCSI S) Data rates (EuroDOCSIS)
768 channels, 96 Annex A,B or C 64, 128, & 256 QAM 27 Mbps@ 64 QAM 38 Mbps@ 256 QAM 36 Mbps @ 64 QAM 51 Mbps@ 256 QAM
video over a single RF port and greatly increasing channel density over existing CMTS modules on the market. Investment Protection For those MSO’s who aren’t ready to deploy CCAP right now, the DS8x96 module still delivers superior channel density at a lower cost than its competitors.
Frequency range (center) 48 to 1000 MHz Frequency step size 1Hz Channel width 6 to 8 MHz (tunable> Maximum output power (sum total of all channels) 60 dBmV@ 1 ch/port 59 dBmV@ 2 ch/port 58 dBmV@ 4+ chi When ready, existing ClOG customers can seamlessly migrate to CCAP by adding the DS8x96 module without changing any other hardware on the platform. This protects their initial investment in Casa Systems while providing additional capex and opex savings moving forward.
port Output step size Output accuracy Return loss dB dB Modulation error rate Wideband noise 0.1 dB ± 5ppm 50- 870 MHZ, 14 870- 1002 MHZ 10 43 dB (equalized) -73 dBc
Casa Systems, Inc. 100 Old River Road Suite 100 Andover, MA 01810 Tel: 978.688.6706 Fax: 978.688.6584 info@casa-systems.com www.casa-systems.com

EXHIBIT B

TO

MASTER PURCHASE AGREEMENT

BETWEEN

TIME WARNER CABLE ENTERPRISES LLC

AND

CASA SYSTEMS INC.

Exhibit B — Prices

Pricing Addendum to Master Purchase Agreement

Pricing Summary

Overview

This Exhibit B – Prices is entered into in connection with the Master Purchase Agreement (the “Purchase Agreement”) to which it is attached. Capitalized terms used but not otherwise defined in this Exhibit shall have the meanings given them in the Purchase Agreement into which this Exhibit is incorporated by reference. This Exhibit addresses pricing for Equipment and Services.

Pricing Terms Summary

The CASA C100G CMTS is a chassis based solution that houses plug-in modules. The plug-in modules are used to scale downstream and upstream capacity of the C100G. Pricing is set forth in Attachment A – Summary Pricing Table.

C100G COMPONENTS

•	C100G Chassis – includes metal frame, fan tray, power supplies, and RF Redundancy kit

•	8x96 Downstream Module (“DS”) – has 8 physical RF ports. Each physical RF port is capable of supporting 32 unique channels per port and a shared pool of 64 channels or as an option, each of the 8 ports can support up to 40 unique channels with no shared pool of additional channels.

•	16x4 Upstream Module (“US”) – this card has 16 physical RF ports. Each physical RF port can support up to 4 channels per port for a total of 64 upstream channels.

•	8x10G Systems Management Module (“SMM”). The SMM has (8) 10G Ethernet ports and (2) 1GB Ethernet ports. The TWC configuration provides for dual SMM units which provide automatic redundancy switchover in the event of a unit failure.

•	SFP – a module that plugs into the SMM ports for interfacing in the external routing network.

•	AC Rectifier – provides for AC Power connection to the C100G

Downstream Channel Pricing Methodology

[**].

Upstream Channel Pricing Methodology

The 16x4 upstream modules are capable of supporting 4 channels per port. The 16x4 US module has 16 ports. The maximum capacity of the 16x4 US card is 64 channels.

Video QAM Licensing

Video QAM channels are $[**] per channel. The minimum purchase quantity is [**] QAM channels or $[**].

Video QAM replication (non-unique channel duplication on the 8x96 DS module) are [**].

Warranty, Support Services, Extended Warranty and Advance Replacement

Hardware and Software warranty as described in the Purchase Agreement is included in the Equipment Price for a period of [**] months beginning on the date of Delivery of the Equipment. For clarification, this includes 24/7/365 technical assistance, the Equipment warranty and Support Services for Software.

After the Initial Warranty Period, Support Services (including technical assistance) for the Software portion of the Equipment is available as elected by the Purchaser at a fee equal to [**]% of the original purchase Price of the Equipment supported.

After the Initial Warranty Period, an Extended Warranty Contract for the hardware portion of the Equipment is available as elected by the Purchaser at a fee equal to [**]% of the original purchase Price of the Equipment covered. As elected by Purchaser, Extended Warranty Contracts are required to be purchased on a continuous basis (i.e. no gaps in Extended Warranty coverage) upon conclusion of the Initial Warranty Period.

At any time during which (i) the Equipment to be covered is within the Initial Warranty Period, or (ii) Purchaser has purchased an Extended Warranty Period, as elected by the Purchaser, with respect to the Equipment to be covered, an advance replacement program ([**] return) as described in Section 8.10 of the Purchase Agreement is available at a fee equal to [**]% of the original purchase Price of the Equipment covered.

Fees applicable to the repair or replacement of Equipment that is either out of warranty or that has suffered a Non-Warranty Defect shall be as set forth in Attachment B – Non-Warranty Prices.

Training

If additional on-site training is required beyond what is stated in the Purchase Agreement, the cost is $[**] per day, plus out-of-pocket expenses, if applicable. Expenses must be in writing and pre-approved by Purchaser.

Attachment A – Summary Pricing Table

Casa Systems, Inc. 100 Old River Road Andover, MA 01810 978-688-6706

Part Number	Description	TWC Unit Price (USD)

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]

Attachment B – Non-Warranty Prices

Time & Material Support Fees:

Part Number	Service Provided	Price

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

9/17/13

EXHIBIT C

TO

MASTER PURCHASE AGREEMENT

BETWEEN

TIME WARNER CABLE ENTERPRISES LLC

AND

CASA SYSTEMS INC.

Affiliate Addendum

1. Agreement Reference. Reference is hereby made to that certain Master Purchase Agreement by and between Time Warner Cable Enterprises LLC (“TWC”) and Casa Systems, Inc. (“Seller”), effective as of             , 2013 (as amended from time to time by TWC and Seller, the “Agreement”).

2. Acceptance of Agreement. Bright House Networks, LLC (“BHN”) hereby agrees, for the benefit of Seller, to be bound by the terms and conditions of the Agreement, which are hereby incorporated by reference into this Addendum. BHN hereby makes the same representations and warranties to Seller as TWC makes to Seller pursuant to Section 21.1, subject to the following modifications:

[[Insert changes as required to reflect BHN’s form of entity and state of organization.]]

Executed as of the      day of             , 20__.

BRIGHT HOUSE NETWORKS, LLC

By:
Name:
Title:

9/17/13

EXHIBIT D

TO

MASTER PURCHASE AGREEMENT

BETWEEN

TIME WARNER CABLE ENTERPRISES LLC

AND

CASA SYSTEMS INC.

Insurance Requirements

Seller shall at all times during the term of this Agreement, at its sole expense, maintain the minimum insurance coverages and limits listed below. The following required minimum coverages and limits may be met by a combination of the primary policy with a follow-form Excess Umbrella Liability Policy.

1.	Commercial General Liability Coverage

Coverages: Premises & Operations, Broad Form or Blanket Contractual Liability, Independent Contractors Liability, Products/Completed Operations, Personal Injury and Broad Form Property Damage

Minimum Limits:

Each Occurrence (BI/PD)	$[**]
General Aggregate	$[**]
Products/Completed Operations	$[**]
Medical Expenses (any one person)	$[**]

•	TWC must be named as an Additional Insured – Use ISO Endorsement CG 2010 or CG 2026 (or equivalent) for ongoing operations

•	Seller shall maintain completed operations coverage for a minimum of [**] years following the completion and acceptance of the work performed by Seller.

2.	Business Automobile Liability Coverage

Coverages: Auto Coverage for non-owned and hired cars only. Blanket Contractual Coverage.

Minimum Limits:

Each Accident	$[**]	Combined single limit for bodily
General Aggregate	$[**]	injury & property damage

3.	Workers’ Compensation Insurance

Coverages and Minimum Limits:

Part I	Workers’ Compensation	Statutory Limits
Part II	Employer’s Liability
	Bodily Injury by Accident	$[**]
	Bodily Injury by Disease (Each Employee)	$[**]
	Disease Policy Limit	$[**]

9/17/13

4.	Umbrella/Excess Liability Policy (Follow-Form)

Per Occurrence	Amount must be such that when added to primary policy coverage, limits are equal to: $[**]

General Aggregate	$[**]

5.	Errors and Omissions (E&O) Insurance

Coverages: Must include cyber liability coverage Minimum Limits:

Professional E&O	$[**]

6.	Insurance – General Conditions

a)	The certificate holder shall be:

Time Warner Cable Enterprises LLC, its subsidiaries and affiliated companies

7815 Crescent Executive Drive, Charlotte, NC 28217

Attn: Contracts Administrator

b)	The certificate must be provided on the industry standard “ACORD” form (or equivalent) upon contract execution and within [**] days of policy renewal.

c)	Insurance carriers must have an A.M. Best rating of at least A-.

d)	The Seller will name “Time Warner Cable Inc., its subsidiaries, affiliated companies, directors, officers, employees and agents” as an Additional Insured on the general liability policy by policy endorsement.

To meet this obligation, the Seller must provide TWC with:

•	Certificate of Insurance in accordance with the insurance provisions of the contract and these insurance requirements. The following shall be included in the “Description of Operations” section of the certificate:

TIME WARNER CABLE INC., ITS SUBSIDIARIES, AFFILIATED COMPANIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS ARE NAMED AS ADDITIONAL INSURED AS THEIR INTEREST MAY APPEAR (ATIMA).

•	Additional Insured Endorsement for ongoing operations ISO CG 2010, CG 2026 or equivalent.

e)	The general liability insurance policy will contain a statement that said policy is primary coverage to Time Warner Cable Inc., its subsidiaries, affiliated companies, directors, officers, employees and agents; and that any coverage maintained by Time Warner Cable Inc. is excess and non-contributory for claims or losses resulting from the negligence of the Seller.

9/17/13

f)	The Workers’ Compensation policy shall include a waiver of subrogation in favor of Time Warner Cable Inc., its subsidiaries, affiliated companies, directors, officers, employees and agents for claims or losses resulting from the Seller’s negligence.

g)	The Seller will endeavor to provide TWC at least [**] days prior written notice of any policy cancellation or modification to any policies which reduce such policy coverage and/or limits below the limits set forth in this Exhibit.

h)	The cost of any deductible amounts or self-insured retentions contained in any of the insurance policies is to be borne by the Seller without any increase or adjustment to the applicable contract amount.

i)	The minimum limits of insurance coverage required by these insurance provisions will in no way limit or diminish the Seller’s liability.

j)	All of the above conditions will also apply to any subcontracted operations.

9/17/13

EXHIBIT E

TO

MASTER PURCHASE AGREEMENT

BETWEEN

TIME WARNER CABLE ENTERPRISES LLC

AND

CASA SYSTEMS INC.

Support Services Addendum

1.	Scope

This Exhibit E – Support Services Addendum is entered into in connection with the Master Purchase Agreement (the “Purchase Agreement”) to which it is attached. Seller agrees to provide Support Services to TWC and the Purchasers during the Initial Warranty Period and during the Period for which TWC or the Purchasers have purchased Support Services for the Software on the terms and conditions set forth below.

Capitalized terms used but not otherwise defined in this Exhibit shall have the meanings given them in the Purchase Agreement into which this Exhibit is incorporated by reference. Seller shall be liable for all Support Services performed by its subcontractors or agents in the same manner as if Seller had performed the Support Services itself.

2.	Technical Support

Support Services include:

2.1	7x24 Call Center Service

Seller will provide twenty-four-hours-a-day, seven days a week, year-round support through Seller Call Centers. Purchasers may contact the Call Center either by phone or by email, provided that Purchasers shall always have the option to contact the Call Center by phone should they choose to do so.

Email: support@casa-systems.com

Telephone (USA): +1.978.699.3045

The Call Center objective is to identify the cause of a defect, problem and/or disturbance with respect to the Equipment and to provide the Purchaser with instructions on how to restore the Equipment back to normal operational condition as soon as practically possible. The defect, problem or disturbance causing the issue may not necessarily be remedied during the initial response.

Relevant data regarding the defect, problem or disturbance reported shall be provided by the Purchaser upon request from Seller and may also be gathered by Seller through remote connection to the affected Equipment. This data will be recorded in the form of a “Case”. When all relevant data is gathered, Seller will respond with a Trouble Report Acknowledgement and inform the Purchaser of the Case number.

The Call Center service can also be used to answer non-urgent routine questions and queries related to Equipment operation and/or maintenance. Non-urgent questions and queries shall be addressed on a priority basis and will be quickly and competently answered.

All inquiries will result in a Case being opened and the Case will remain open until the issue or question has been fully resolved or answered to the Purchaser’s satisfaction.

2.2	Technical Support System

Seller shall provide a Purchaser accessible Technical Support System from which the Purchaser can download the latest software and technical documentation and open Cases to request problem resolution assistance. Note that a Purchaser can only download and install Seller software provided pursuant to this Exhibit to Equipment that is within the Initial Warranty Period or for which the Purchaser has purchased Support Services.

Seller shall provide a log-in and password to the Seller FTP server and instructions on how to use it. To request log-in access to the Seller Technical Support System, Purchasers may send an email to support@casa-systems.com requesting log-in access to the Seller FTP server and including the email addresses of all technical team contacts authorized to open Cases with Seller.

The ticketing system uses the email address to automatically identify Purchaser and ensure that Purchaser receives the Support Services to which it is entitled. If an unauthorized person sends an email to Seller, Purchaser’s account information will not be automatically identified by Seller’s technical support team, which may result in a delayed or no response from Seller. Additional technical contacts can be added at any time by sending an email to support@casa-systems.com.

2.3	Problem Resolution Process

Seller provides a comprehensive, organized effort to resolve all Purchaser Equipment related issues including:

•	Utilization of remote access to the Purchaser Equipment for problem isolation and solution creation,

•	Use of a problem replication lab with all the necessary equipment,

•	Researching the problem and delivering tested solutions to Purchaser,

•	Consultation with the Purchaser regarding a solution implementation plan,

•	Repair or replacement of defective hardware per the Purchase Agreement, and

•	Providing a tested fix or workaround solution for Software issues.

3.	Exclusions

3.1	Subject to Section 8.6 of the Purchase Agreement, the Support Services do not cover Equipment and Software with respect to Non-Warranty Defects.

3.2	Seller shall, at Purchaser’s request, assist Purchaser in identifying and solving any Non-Warranty Defects. Subject to Section 8.6 of the Purchase Agreement, Seller’s work in relation to any Non-Warranty Defects shall be regarded as a professional services engagement and will be invoiced to Purchaser separately.

3.3	If requested by a Purchaser, out of warranty hardware shall be repaired in accordance with Section 8.11.3 of the Purchase Agreement. Purchaser will receive an invoice for repair work in accordance with the Purchase Agreement, and Purchaser will be responsible for all shipping charges.

4.	Service Response Commitments

4.1	In order for Seller to commit to and achieve the service response times set forth herein, Purchaser is required to provide Seller with remote access to the Equipment related to the Case and/or assist Seller in obtaining relevant information related to the Case. Through the Problem Resolution process, Seller will provide professional and workmanlike solutions on how to eliminate Severity Level 1, Severity Level 2 and Severity Level 3 defects (as defined herein) in the Equipment and restore the Equipment to normal operational condition by implementing a temporary solution, if relevant, and then a permanent solution, if necessary.

4.2	Seller agrees to respond to technical problems within the timeframes described in Table 1, depending on the Severity Level of the problem. The Permanent Fix times do not apply to hardware repair or replacement. For faster fix times due to hardware defects, Seller recommends that the Purchaser maintain on-site spares.

For Severity Level 1 problem reports, Seller shall, within a maximum time period of [**], contact the Purchaser by email or phone in order to request all information related to the defect, problem and/or disturbance. During the subsequent response time, Seller will request information from the Purchaser and access the Equipment to gather data necessary in order for Seller to find a temporary or permanent solution and provide the Purchaser with instructions enabling the Purchaser to restore the Equipment back to normal operational condition as soon as practically possible.

For Severity Level 1 problems, instructions enabling Purchaser to restore the Equipment back to normal operational condition shall be given to Purchaser within [**].

If a temporary solution is provided in order to restore the Equipment to normal operational condition, Seller shall subsequently provide a permanent solution within the response times specified In Table 1.

Table 1. Service Response Commitments

SEVERITY LEVEL	SERVICE WINDOW	RESPONSE	TEMPORARY FIX	PERMANENT FIX

1	[**]	[**]	[**]	[**]

2	[**]	[**]	[**]	[**]

3	[**]	[**]	[**]	[**]

4	[**]	[**]	[**]	[**]

Actual restoration time for diagnosed hardware defects will depend on the availability of spares. Seller recommends that the Purchaser establish spares availability to meet restoration time commitments.

The above stated time periods are not additive. The beginning of each time interval for both the Response and for the Temporary or Permanent Fix as stated above is the time that the Purchaser has contacted Seller to report the Error or make the inquiry. The “Service Window” is the time period during which Seller will work to remedy the defect, problem or disturbance.

4.3	Seller shall provide, to each Purchaser whose access to the Software has been subject to a Severity Level 1 problem, service level [**] against Support Services fees or other amounts to be paid by TWC or the Purchasers if Seller has failed to respond to a request for support for a Severity Level 1 problem after the periods specified in Section 4.2 above. For the first [**] after the designated response time, the amount [**] shall be $[**] for each [**] interval, or portion thereof, during which Seller fails to respond. For the [**] after the designated response time, and for each [**] thereafter, the amount [**] shall be $[**] per [**], or portion thereof, during which Seller fails to respond. For example, if Purchaser reports a Severity Level 1 problem at [**], and Seller fails to respond until [**], the Purchaser shall be entitled to a [**] equal to $[**]. If Purchaser reports a Severity Level 1 problem at [**], and Seller fails to respond until [**], the amount of [**] shall be $[**].

4.4	Seller shall provide to each Purchaser whose access to the Software has been subject to a Severity Level 1 problem, a [**] against Support Services fees or other amounts to be paid by TWC or the Purchasers if Seller fails to provide a Temporary or Permanent Fix for that Severity Level 1 problem within the applicable resolution time set forth in the table in Section 4.2 above. Such [**] shall be equal to [**] percent ([**]%) of the monthly Support Services fees under the Purchase Agreement for the month in which the Severity Level 1 problem was first properly reported to Seller for each [**], or portion thereof, by which the Temporary or Permanent Fix times are missed for such Severity Level 1 problem, provided, however, [**] shall be based upon the Support Services fees then paid or payable under the Purchase Agreement for such month plus an amount equal to the Support Services fees that would have been paid for the Software that is within the Initial Warranty Period had such Software not been within the Initial Warranty Period and been covered by Support Services. For example, if a Severity Level 1 problem is reported by Purchaser at [**] and persists without a Temporary or Permanent Fix for [**] after the Severity Level 1 problem is first reported by Purchaser, and if the monthly Support Services fees under the Purchase Agreement for all Purchasers for the month of [**](including fees that would have been paid with respect to Software within the Initial Warranty Period) are $[**], the Purchaser shall be entitled to [**] equal to $[**].

4.5

[**] the foregoing Sections 4.3 and 4.4 shall be applied to the next invoice for fees or other amounts to be paid by TWC or any Purchaser. The amount of any [**] shall be paid in cash to TWC only upon termination of Purchasers’ use of the Software in the event that [**] have not been used prior to such termination. The Parties agree that (i) it would be impractical and extremely difficult to fix the actual damages to Purchaser that may proximately result from the failure of Seller to timely perform the obligations set forth in Section 4.2 and to which the [**] relate, (ii) such [**] and not a penalty, (iii) such [**] constitute a reasonable remedy that is not disproportionate to the presumed damage caused by the failure of Seller to timely perform the obligations set forth in such Section 4.2. If Seller is liable for [**] as described in Sections 4.3 and 4.4 above in any two out of three consecutive months, then TWC may terminate the Agreement upon written notice to Seller. Such termination right, along with the [**] to TWC as described in this Section 4, shall be Purchaser’s sole and exclusive remedy with respect to a breach by Seller of the specific response time and resolution time obligations set forth in Section 4.2. Notwithstanding the foregoing, nothing in this Section shall affect TWC or any Purchaser’s right to pursue any other remedies available to it at law or in equity with respect to any act or omission of Seller that constitutes a material breach of any other provision of this Exhibit E or the Agreement, even though such act or omission also constitutes a breach by Seller of the specific response time and resolution time obligations set forth in Section 4.2 of this Exhibit E.

5.	Definition of Severity Levels

Each trouble report shall include the following information: (a) the name and telephone number of the person making the report, and (b) the Severity Level of the reported defect, problem or disturbance, which shall be assigned by the Purchaser in good faith. Problems fall into one of four categories:

5.1	Severity Level 1 (Critical service impact)

Definition: an emergency or very serious defect, problem and/or disturbance in the Equipment causing the Equipment to become inoperative or severely disturbed or frequently interrupted or causing a severe performance degradation, service degradation or loss of capability in the Equipment.

1.	>[**]% of the Equipment deployed by a Purchaser in a single market area is down (modems offline or data services out), or there is a significant loss of utility of a material function of the Equipment experienced by at least [**]% of the Subscribers then serviced by the Equipment within a single market area.

2.	Equipment is not accessible through CLI or SNMP.

For the purpose of this Agreement, Severity Level 1 defects, problems and/or disturbances shall include, but not be limited to, the following:

•	Complete Node Failure – The Equipment does not handle any traffic and a manual intervention is needed to restore the system,

•	Equipment crashes repeatedly or hangs,

•	A major disturbance in the Equipment’s functionality resulting in a capacity decrease of more than [**]% of the functionality of the node,

•	Critical functionality not available,

•	Major fault or disturbance affecting a specific area of functionality, but not the whole system/node, and/or

•	Major problems or disturbances that require immediate action, such as restarts.

5.2	Severity Level 2 (Major service impact)

Definition: a serious defect, problem and/or disturbance in the Equipment deployed by a Purchaser in a single market area which is causing such Equipment to become disturbed or frequently interrupted or is causing a performance degradation, service degradation or loss of capability in relation to such Equipment but which does not qualify as a Severity Level 1 problem. Such serious defect could also result in operation and maintenance affecting faults that prohibits proper operation or maintenance or results in a lower level of Equipment performance that may result in Purchaser complaints or significantly increased workload on Purchaser’s maintenance staff.

1.	Part of the Equipment deployed by a Purchaser in a single market area does not function fully, resulting in full or partial loss of services,

2.	Services are still available but Purchaser experiences major degradation of services, and/or

3.	Faults affecting launch of new services.

For the purpose of this Agreement, Severity Level 2 defects, problems and/or disturbances shall include, but not be limited to, the following:

•	Degraded performance,

•	Incorrect behavior of functions, and/or

•	Lack of ability to add new Purchasers/services.

5.3	Severity Level 3 (Minor impact)

Definition: a minor defect, problem and/or disturbance in the Equipment not significantly affecting Subscriber service delivery or the performance, service, operation and maintenance of the Equipment and which does not qualify as a Severity Level 2 problem, but, however, resulting in a deviation from the Equipment specified functionality.

•	Services are mostly available but may experience minor degradation,

•	Defects cause inconvenience but not major service disruption,

•	Minor failure of functions,

•	Command syntax issues, and/or

•	Non-Subscriber (service) affecting defects, problems and/or disturbances.

5.4	Severity Level 4 (Informational)

Definition: informational requests or minor documentation errors not affecting operation and maintenance of the Equipment, such as:

•	Configuration questions and problems,

•	Feature request,

•	Enhancement request, and/or

•	Technical questions.

6.	Responsibilities of Seller

Seller shall:

•	collaborate with Purchaser in a spirit of trust and co-operation,

•	ensures that its staff will comply with any and all regulations and requirements made known to Seller concerning the conduct of its personnel at Purchaser’s premises,

•	have access to suitable test plans and associated equipment in order to provide the services defined in this agreement,

•	maintain knowledge of the hardware, software, and documentation applicable to or used in the Purchaser’s System,

•	cause as limited interference as reasonably possible to the Equipment and Purchaser’s existing System and the operation thereof when performing any Support Services,

•	inform Purchaser in advance whenever the performance of Support Services may or is likely to cause such interference in the Equipment or Purchaser’s existing System or the operation thereof,

•	inform Purchaser without undue delay in the event Seller is of the opinion that Purchaser has failed to fulfill any of Purchaser’s obligations under the Purchase Agreement or this Exhibit,

•	comply with Section 9 of this Exhibit whenever Seller makes remote access to the Equipment or any other hardware or software within Purchaser’s System, and

•	respect the confidentiality and privacy of the Purchaser’s information.

7.	Responsibilities of Purchaser

Purchaser shall:

•	agree to install and carry out the recommended operation and maintenance of the Equipment according to service guidelines provided by Seller,

•	keep an operational logbook and record of faults in accordance with reasonable instructions provided by Seller,

•	agree to provide Seller with named points of contact that are authorized to request support from Seller,

•	agree to provide Seller Technical Support with remote access to the Equipment for troubleshooting purposes when needed,

•	agree to provide Seller with accurate statistical information regarding the performance of the Equipment upon reasonable request,

•	ensure that Purchaser’s maintenance staff is sufficient in number and have an adequate level of competence in order to carry out Purchaser’s obligations and for the purpose of liaison with Seller, to include commercially reasonable on-site support and test equipment to troubleshoot problems,

•	agree to characterize the Severity Level of problems in good faith and as accurately as possible,

•	agree to provide Seller with the following information when requesting support:

•	Serial number of affected unit (chassis serial number),

•	Contact Name,

•	Severity Level of the problem,

•	Symptoms and description of the problem,

•	Hardware and software revision levels, as appropriate, and

•	Detailed information as reasonably requested by Seller Technical Support, such as data obtained by querying the system (e.g. ‘show tech’),

•	agree to return all defective parts in a timely manner to Seller per the returned material authorization process, and

•	agree to accept temporary fixes and workarounds that resolve problems until permanent solutions are available, provided that such temporary fixes and workarounds do not impose unreasonable additional expense or burden upon the Purchaser.

Whenever a Purchaser is responsible for providing information to Seller in order to support Seller’s provision of Support Services under this Exhibit, Purchaser shall only be required to provide such information as is in Purchaser’s possession and control and as is reasonably available to Purchaser without unreasonable effort or expense.

8.	Enhancements.

8.1

During such period as a Purchaser is receiving Support Services, and in addition to providing resolutions to defects, problems and/or disturbances reported by a Purchaser, Seller promptly shall notify TWC of all Minor Enhancements available from or through Seller at the same time as such Minor Enhancements are generally made available by Seller to its other customers. Such notice shall reasonably detail any defects, problems and/or disturbances that the Minor Enhancement corrects, as well as all new features or functionality contained in the Minor Enhancement. All Minor Enhancements shall be developed by Seller and made available to the Purchasers [**], provided that the affected Software is either within the Initial Warranty Period or covered by Support Services. Upon delivery, each Minor Enhancement shall be considered part of the “Software” under the Purchase Agreement and this Exhibit. Nothing in this Section shall be construed to require Seller to develop Minor Enhancements or new features at the request of TWC, other than as necessary to provide a resolution to a defect, problem or disturbance, and Seller is not obligated to deliver any specific number of Minor Enhancements. TWC may obtain a list of available Minor Enhancements from Seller at any time upon request. Seller shall deliver each Minor Enhancement to TWC prior to deployment to any Purchaser and within a reasonable amount of time after the Minor Enhancement is made available to other Seller customers.

8.2	During such period as a Purchaser is receiving Support Services, Seller also shall promptly notify TWC of all Major Enhancements available from or through Seller at the same time as such Major Enhancements are generally made available by Seller to its other customers. Such notice shall reasonably detail any new features or functionality contained in the Major Enhancements. All Major Enhancements shall be developed by Seller and made available to the Purchasers [**], provided that the affected Software is either within the Initial Warranty Period or covered by Support Services. Upon delivery, any Major Enhancement shall be considered part of the “Software” under the Purchase Agreement and this Exhibit. Nothing in this Section shall be construed to (i) require Seller to develop Major Enhancements or new features at the request of TWC, (ii) prevent Seller from declining to develop a Major Enhancement or new feature unless TWC and Seller agree with respect to a separate charge for the development and/or license of such Major Enhancement, or (iii) require a Purchaser to accept or install a particular Major Enhancement (in which case if the Purchaser declines to accept or install a particular Major Enhancement, Seller shall support the current version of the Software used by the Purchaser). Seller shall deliver each Major Enhancement to TWC prior to deployment to any Purchaser and at the same time as the Major Enhancement is made available to other Seller customers.

8.3	TWC may test each Minor Enhancement and Major Enhancement for a reasonable period of time not to exceed [**] days after receipt thereof to confirm that such Minor Enhancement or Major Enhancement does not contain any defects, problems or disturbances. During the testing process, Seller shall, if requested by TWC, provide TWC reasonable access to Seller personnel who can respond to questions regarding testing and acceptance or rejection of the Minor Enhancement or Major Enhancement. If such testing reveals that an Minor Enhancement or Major Enhancement contains a defect, problem or disturbance, Seller shall promptly correct such issue and/or replace such Minor Enhancement or Major Enhancement with a corrected version. If Seller is not able to correct any such issue, a Purchaser will have the right not to deploy the Minor Enhancement or Major Enhancement (in which case Seller shall support the current version of the Software used by the Purchaser).

8.4

Provided that the affected Software is either within the Initial Warranty Period or covered by Support Services, Seller shall support each Minor Enhancement and Major Enhancement for a minimum period of [**] after release thereof to any Purchaser, and Seller shall in any event support the last [**] Major Versions (as defined herein) that have been released to any Purchaser. For purposes of this Exhibit, “Major Version” shall mean a version of the Software where there is a change in the X component of the X.YY.ZZ release number. All version numbers shall be reasonably determined by Seller in accordance with normal industry practice. All Minor Enhancements and Major Enhancements shall (i) be fully compatible with the prior release of the Software, such that any and all software and equipment that is interoperable with the prior release shall be interoperable to the same extent with the then-current Minor Enhancement or Major Enhancement without the Purchaser having to make material expenditures for new equipment or other ancillary items and subject only to reasonable requirements agreed upon by TWC and Seller, and (ii) not cause any material diminution in functionality or performance of the Equipment or material non-compliance with the Specifications.

8.5	Seller shall make available to each Purchaser any and all changes and additions to, or reissues of, applicable documentation originally provided with the Software, as necessary to keep the documentation reasonably current with the latest release of the Software, [**]. Seller shall make available to each Purchaser, upon request, documentation for each Minor Enhancement or Major Enhancement describing each defect, problem and/or disturbance addressed by such Minor Enhancement or Major Enhancement and its solution, access to new files containing the solution, and a description of a test procedure to confirm the solution.

8.6	Seller shall not introduce any Minor Enhancement or Major Enhancement or any other revisions, modifications or alterations in any other form to the Software to TWC or any Purchaser unless and until Seller has delivered such Minor Enhancement or Major Enhancement or such other revisions, modifications or alterations to TWC for testing pursuant to Section 8.3 and such Minor Enhancement or Major Enhancement or such other revisions, modifications or alterations have been accepted by TWC.

9.	Remote Access.

To the extent that Seller is authorized to gain remote access to a Purchaser’s Equipment or System for purposes of performing its obligations hereunder, Seller shall ensure that (a) such access is restricted to authorized employees and contractors; (b) it provides TWC with a list of all such authorized employees and contractors upon TWC’s request; (c) such remote access is used solely for purposes of fulfilling Seller’s obligations under this Exhibit; (d) such remote access is obtained through a secure connection, which Purchaser shall cooperate with Seller in obtaining; (e) Seller uses such remote access capability only to access Equipment or other products that are directly involved in Seller’s performance of its obligations hereunder and does not access any other Purchaser or third party systems, databases, equipment or software; (f) Seller shall comply with all applicable policies, standards and or requirements, as provided by TWC or Purchaser to Seller from time to time, provided that such rules and regulations have been provided to Seller sufficiently in advance so as to reasonably permit such compliance; and (g) Seller shall not utilize such remote access to gain access to any System Data. Upon TWC’s request, Seller will provide periodic security audits of its access of Purchasers’ Equipment and Systems and methods and will change authentication elements to such access to the Equipment and Systems periodically to maintain the integrity and security of Seller’s access.

10.	Term and Renewal of Support Services.

10.1	Seller agrees to provide, or have provided on its behalf, Support Services to the Purchasers (a) [**] for all Software that remains within the Initial Warranty Period, and (b) in return for the Support Services fees as set forth in Exhibit B – Prices for such additional Software as Purchaser has elected to purchase Support Services in accordance with the terms and conditions of the Purchase Agreement. To exercise an election to purchase Support Services, TWC and/or the applicable Purchaser shall issue a Purchase Order to Seller, which Purchase Order shall designate the Software to be supported.

10.2	Notwithstanding anything herein to the contrary, each Purchaser shall be entitled to purchase and Seller shall offer to provide Support Services to such Purchaser (i) during the term of the Purchase Agreement and for a period of [**] years thereafter (or if earlier, until [**] years after End of Life with respect to any particular model of Equipment), and (ii) during any further period during which Seller provides support services to users of the Software generally (the period described in clauses (i) and (ii) being hereinafter referred to as the “Support Window”), provided that (a) such Purchaser’s license for the Software remains in effect, (b) such Purchaser has either kept current and continuously purchased Support Services for the Software, or such Purchaser is willing to pay any reinstatement fee specified herein. Seller shall provide Purchasers with written notice if at any time Seller wishes to generally discontinue providing Support Services to users of the Software; provided, however, that Seller shall not discontinue the provision of Support Services to any Purchaser for any Software prior to the expiration of the Support Window. Upon written request from a Purchaser, which request must be made within [**] days following the receipt of Seller’s notice of proposed discontinuance, Seller will continue to offer to provide Support Services to such Purchaser for the period specified by such Purchaser in its request, not to exceed [**] months from the end of the Support Services term then in effect. A general discontinuance of support services to users of the Software does not include Seller’s cessation of support for a particular release or version of the Software, if Seller continues to provide support services for a subsequent release or version of the Software. Should a Purchaser discontinue Support Services for any period of time and at a later date desire to reinstate the Support Services, such Purchaser must first make a payment to Seller in an amount equal to the payments that would have been made if such Purchaser had not had an interruption in Support Services.

11.	Other Services

In addition to the Support Services specified in this Exhibit, Seller may, upon TWC’s request and Seller’s written agreement, provide TWC with additional technical support as professional services on a fee-for-service basis in accordance with Seller’s then-current standard fees for such services. The actual professional services to be provided and the schedule for performance of such professional services shall be mutually agreed upon by the Parties in writing, and the fee shall be reasonable under the circumstances, taking into consideration the services to be performed and the rates or fees charged by comparable vendors for the provision of comparable services.

FIRST AMENDMENT TO

MASTER PURCHASE AGREEMENT

This First Amendment to the Master Purchase Agreement (the “First Amendment”) is effective as of January 1, 2014 (the “Amendment Date”) by and between Time Warner Cable Enterprises LLC (“TWC”) and Casa Systems, Inc. (“Seller”). TWC and Seller may each be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

INTRODUCTION

1. TWC and Seller are parties to that certain Master Purchase Agreement, dated October 31, 2013 (the “Agreement”).

2. Seller has provided a quote, dated January 6, 2014, for equipment and services in response to TWC’s Request for Proposal (the “RFP Quote”) for the [**] service groups for TWC’s New York City CCAP project (the “NYC Project”) as set forth in Exhibit 1. In addition, TWC may purchase an additional [**] systems for the [**] markets (the “Expansion Order”).

3. The RFP Quote and the Expansion Order include certain equipment in configurations not currently included as Equipment under the Agreement (“Additional Equipment”) and/or lower pricing for certain Equipment that is currently included under the Agreement (the “Price Reduction”).

4. Based on the RFP Quote, TWC expects to issue Purchase Orders for the NYC Project aggregating approximately [**] dollars ($[**]) on or about February 5, 2014. TWC is further considering the purchase of approximately an additional [**] systems for the [**] markets on or before June 30, 2014.

5. Based on the foregoing premises, the Parties wish to amend Attachment A to Exhibit B to the Agreement to include the Additional Equipment and Price Reduction as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, TWC and Seller agree as follows:

1. Conditional Amendment to Attachment A to Exhibit B of the Agreement. Effective as of the Amendment Date, and subject to the terms and conditions set forth in Section 2 of this First Amendment, Attachment A to Exhibit B of the Agreement is amended and restated in its entirety to read as set forth in Appendix A to this First Amendment. Should there be any conflict between the terms and conditions in Exhibit B of the Agreement and Appendix A to this First Amendment, the terms and conditions of Appendix A to this First Amendment shall control to resolve such conflict. The Equipment and Software listed in Appendix A to this First Amendment shall be included within the term “Equipment” for all purposes of the Agreement. The Parties acknowledge and agree that the delivery dates for Equipment ordered pursuant to Purchase Orders placed by TWC and/or the Purchasers for the NYC Project and for any Expansion Order shall be established by mutual agreement of the Parties. The Parties shall participate in a weekly status call to discuss the status of deliveries to be made pursuant to such Purchase Orders until such time as all deliveries called for under such Purchase Orders have been made. The Parties further acknowledge and agree that Section 5.5(a) of the Agreement shall not apply with respect to Purchase Orders placed by TWC and/or the Purchasers for the NYC Project or for any Expansion Order, and thus TWC and the Purchasers shall not be entitled to terminate any such Purchase Orders without cause in accordance with the provisions of Section 5.5(a). For clarity, nothing in this Section shall affect in any way TWC and the Purchasers’ right to terminate Purchase Orders pursuant to Section 5.5(b) or Section 20.2 or any other provision of the Agreement.

2. Failure to Timely Place Purchase Orders for NYC Project. The Parties acknowledge and agree that (i) Seller’s RFP Quote for the NYC Project is based upon service group and related information obtained from TWC, and (ii) the assumed number of systems and system configurations for the NYC Project may change after site assessments are completed by TWC and Seller. Notwithstanding anything herein to the contrary, this First Amendment is explicitly made conditional upon TWC and the Purchasers issuing Purchase Orders for the NYC Project totaling an aggregate of approximately [**] dollars ($[**]) (the term “approximately” meaning for purposes of this Section 2 that the aggregate amount of the Purchase Orders shall be not less than [**]% of the specified amount). Such Purchase Orders must be placed on or about February 1, 2014, but in no event later than February 15, 2014 (the “Purchase Order Deadline”). If TWC and the Purchasers fail to place such Purchase Orders, then this First Amendment shall be considered to be void and without any effect, and the Pricing set forth in Attachment A to Exhibit B of the Agreement as in effect prior to this First Amendment shall remain in effect. However, the pricing set forth in Appendix A to this First Amendment shall apply to the Purchase Orders placed on or after the Amendment Date and prior to the Purchase Order Deadline.

3. Future Pricing and Expansion Order. Provided that TWC and the Purchasers have placed the Purchase Orders specified in Section 2 above on or before the Purchase Order Deadline, the Pricing set forth in Appendix A to this First Amendment shall apply to all Purchase Orders for Equipment placed on or after the Amendment Date, including without limitation any Expansion Order.

4. Installation Services. Seller wishes to provide installation Services for the installation of the Equipment purchased by TWC and the Purchasers in connection with the NYC Project. It is Seller’s intent to work with a third party vendor that specializes in such work and has performed such work for TWC in NYC. Seller intends to work closely with the TWC team in NYC to make sure that Seller’s installation Services partner is acceptable to TWC. In order to provide the installation Services, Seller will need to perform hub site assessments and develop a detailed Statement of Work (“SOW”) covering each hub site. Seller will use commercially reasonable efforts to develop such SOWs and provide a [**] price that is competitive with the price charged for substantially similar installation services by third parties under similar circumstances. The terms of the SOWs will be negotiated in good faith by Seller and will be subject to mutual agreement of the Parties. Seller will provide TWC and the Purchasers a [**] off the final, mutually agreed price for the NYC installation Services.

5. Effect on Agreement. Except as specifically amended by this First Amendment, all terms and conditions of the Agreement are unamended and will remain in full force and effect.

6. Counterparts. This First Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which together shall be deemed a single document. Signatures delivered by facsimile shall have the same force and effect as original signatures.

7. Governing Law. This First Amendment shall be subject to and governed by the laws of the State of New York, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of New York.

The Parties have executed this First Amendment as of the date first written above.

CASA SYSTEMS, INC.		TIME WARNER CABLE ENTERPRISES LLC

By:	/s/ Gary Hall	By:	/s/ Henry Hryckiewicz

Name:	Gary Hall	Name:	Henry Hryckiewicz

Title:	CFO	Title:	Senior Vice President

Date:	February 28, 2014	Date:	February 24, 2014

Appendix A: Amendment and Restatement of Attachment A to Exhibit B

Attachment A – Summary Pricing Table

Part Number	Description	TWC Unit Price (USD)

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

Part Number	Description	TWC Unit Price (USD)

[**]

[**]	[**]	$	[	**]

[**]

[**]	[**]	$	[	**]

[**]

[**]

[**]

SECOND AMENDMENT TO

MASTER PURCHASE AGREEMENT

This Second Amendment to the Master Purchase Agreement (this “Second Amendment”) is entered into as of December 18, 2014, but effective for all purposes as of October 1, 2014 (the “Second Amendment Date”) by and between Time Warner Cable Enterprises LLC (“TWC”) and Casa Systems, Inc. (“Seller”). TWC and Seller may each be referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

(a) TWC and Seller are parties to that certain Master Purchase Agreement, dated October 31, 2013, as amended effective as of January 1, 2014 (the “Agreement”). Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

(b) TWC is considering the purchase of equipment for an estimated [**] service groups for TWC’s Maxx Phase II project (the “Maxx Project”) and for an estimated [**] service groups for TWC’s BAU markets (the “BAU Project” and, together with the Maxx Project, the “Projects”) through March 31, 2015.

(c) Seller has offered the following incentives to TWC in connection with the Projects: (i) a [**] for Equipment ordered on or after the Second Amendment Date through March 31, 2015, and (ii) provided that TWC and the Purchasers place Purchase Orders for the purchase of an aggregate of not less than $[**] of Equipment for the Projects through March 31, 2015 (with such amount being determined prior to application of [**] described in clause (i) of this Paragraph C), [**] 16x8 upstream card with 64 channels in exchange for [**] 16x4 upstream card with 64 channels previously purchased by TWC or a Purchaser, for up to [**] 16x8 upstream cards with 64 channels (the “[**]” and collectively, the “Incentives”).

(d) The Parties now wish to amend the Agreement to add certain equipment not currently included as Equipment under the Agreement (“Additional Equipment”). Seller is further willing to fulfill Purchase Orders for the Projects and to provide TWC and the Purchasers with the Incentives, as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, TWC and Seller agree as follows:

•

Pricing; Additional Equipment. The Parties acknowledge and agree that Pricing for Equipment to be purchased under the Agreement was amended pursuant to a conditional amendment to Attachment A to Exhibit B of the Agreement adopted pursuant to that certain First Amendment to Master Purchase Agreement dated effective as of January 1, 2014 (the “First Amendment”). The Parties further acknowledge and agree that the conditions referenced in the First Amendment were satisfied by TWC, and the Pricing set forth in the First Amendment is no longer conditional and remains in full force and effect, as amended pursuant to this Second

Amendment. Effective as of the Second Amendment Date, Attachment A to Exhibit B of the Agreement is amended to add the Additional Equipment set forth in Appendix A to this Second Amendment. The Equipment listed in Appendix A shall be included within the term “Equipment” for all purposes of the Agreement.

•	Purchase Orders for the Projects. The Parties acknowledge and agree that the delivery dates for Equipment ordered pursuant to Purchase Orders placed by TWC and/or the Purchasers for the Projects shall be established by mutual agreement of the Parties. The Parties shall participate in a weekly status call to discuss the status of deliveries to be made pursuant to such Purchase Orders until such time as all deliveries called for under such Purchase Orders have been made.

•	Incentives.

•	In calculating Pricing for Purchase Orders for the Projects placed during the period commencing on the Second Amendment Date and continuing through and including March 31, 2015, the Parties shall apply the [**] described in Paragraph C.(i) above to the Price of the Equipment ordered pursuant to the Purchase Order for the Projects.

•	Provided that TWC and the Purchasers place Purchase Orders for the purchase of an aggregate of not less than $[**] of Equipment for the Projects through March 31, 2015 (with such amount being determined prior to application of the discount described in Paragraph C.(i) above), Seller shall execute delivery of the [**] shall be based on a process and shipment dates, which shall not be later than September 30, 2015, mutually agreed by the Parties.

•	Seller acknowledges that TWC has made no commitment to purchase any volume of Equipment. Similarly, TWC has not committed to any fixed number of service groups that will participate in the Projects. Seller shall not have an exclusive privilege to sell to or otherwise provide TWC or the Purchasers with, and TWC and the Purchasers may contract with other manufacturers and suppliers for the procurement of, products and services similar to the Equipment and Services.

•	DOCSIS 3.1 Compliance.

•

Seller shall develop and make available to TWC and the Purchasers software for the 8x96 line cards and FaTDMA software for the 16x8 line cards (such cards, collectively, the “DOCSIS 3.1 Cards”) that will be interoperable with DOCSIS 3.1-compliant cable modems (the “DOCSIS 3.1 Support”) no later than September 30, 2015. In order to meet the requirements set forth in the preceding sentence, Seller shall provide TWC and the Purchasers, without additional charge, an Update to the Software. Such Update shall be provided by Seller in a form that may be installed by remote Download into the DOCSIS 3.1 Cards, should a Purchaser so choose. Further, once such Update has been Accepted as provided in Section 4(b) below, TWC and Purchaser may request and upon such request Seller shall cause the specified DOCSIS 3.1 Cards, as applicable, delivered on or after the date of such Acceptance to include such Update in the unit as delivered. The DOCSIS 3.1 Support described in this Section 4(a) shall be a part of and shall be included within the Specifications for the DOCSIS 3.1 Cards as of the earlier of (i) the date the Software that Seller has updated to provide the DOCSIS 3.1 Support has been Accepted by TWC as provided in Section 4(b) below (subject, if applicable, to any DOCSIS 3.1 Support waived pursuant to clause (2) thereof), and (ii) the date on which Seller makes DOCSIS 3.1 Cards with DOCSIS 3.1 Support commercially available.

•

Seller shall provide TWC a version of the Software that Seller has updated to provide the DOCSIS 3.1 Support for testing purposes no later than September 30, 2015. TWC may test such Software for a reasonable period of time not to exceed [**] days after receipt thereof to confirm that such Software complies in all material respects with the Specifications therefor, including without limitation the requirements of Section 4(a) above, and does not contain any material defects or problems. During the testing process, Seller shall, if requested by TWC, provide TWC reasonable access to Seller personnel who can respond to questions regarding testing and acceptance or rejection of such Software. If TWC determines that such Software complies in all material respects with the Specifications therefor, including without limitation the requirements of Section 4(a) above, and does not contain any material defects or problems, TWC shall accept such Software that provides the DOCSIS 3.1 Support (“Accept” or “Acceptance”). If such testing reveals that such Software fails to comply in all material respects with the Specifications, or does contain material defects or problems, TWC shall notify Seller and Seller shall promptly correct such issue and/or replace such Software with a corrected version that provides the DOCSIS 3.1 Support. TWC shall then have an additional period of up to [**] days to retest such Software. If the defects or problems still have not been remedied, or there are new defects or problems, then TWC may at its option and by written notice to Seller no later than [**] days after completion of such retest either, in its sole discretion: (1) again reject such Software and repeat the procedure set forth in this Section; or (2) waive the deficiency, with any such waiver being set forth in writing and constituting Acceptance. If TWC elected the option set forth in clause (1) on at least one prior occasion (thus providing Seller the opportunity to cure any deficiencies), and Seller has not provided Software with DOCSIS 3.1 Support on or before December 31, 2015, (i) TWC and the Purchasers may cancel any or all Purchase Orders then outstanding for the purchase of Equipment, provided that such Purchase Orders were issued subsequent to the Second Amendment Date, and (ii) Seller shall [**] (including without limitation any purchase Price that is paid after December 31, 2015) to Seiler for all Equipment ordered by TWC or the Purchasers for the Projects through

March 31, 2015 and subsequent to the Second Amendment Date, [**]shall be paid within [**] days after TWC’s written notice of its election of the remedy set forth in this sentence (or if the purchase Price is paid after such date, within [**] days after payment of such purchase Price). The remedies set forth above shall be TWC and the Purchasers’ sole and exclusive remedies with respect to Seller’s failure to provide the DOCSIS 3.1 Support. Notwithstanding the foregoing, nothing in this Section shall relieve Seller from its obligations as set forth in the Agreement regarding compliance with the Specifications, including without limitation Seller’s obligation to use commercially reasonable efforts to provide the DOCSIS 3.1 Support with respect to DOCSIS 3.1 Cards purchased by TWC and the Purchasers on and after the Second Amendment Date for the Projects.

•	TWC and Seller acknowledge that it is impractical and extremely difficult to determine the actual damages or lost revenues that may proximately result from Seller’s failure to perform its obligations under this Section 4. [**], and (ii) reasonable and not disproportionate to the presumed damages to TWC and/or the Purchasers, as the case may be, in lost revenues or otherwise from a failure by the other to comply with the applicable provisions of this Amendment.

•	Expiration of Discount. Section 3(a) of this Second Amendment shall expire on March 31, 2015, except that any discount with respect to any Purchase Order for the Projects placed on or before such date shall survive. For clarity, Section 3(b) shall not expire and shall continue in effect in accordance with its terms.

•	Effect on Agreement. Except as specifically amended by this Second Amendment, the Agreement will remain in full force and effect and is hereby ratified and confirmed.

•	Counterparts. This Second Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which together shall be deemed a single document. Signatures delivered by facsimile shall have the same force and effect as original signatures.

•	Governing Law. This Second Amendment shall be subject to and governed by the laws of the State of New York, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of New York.

[Signature page follows]

The Parties have executed this Second Amendment to be effective on the Second Amendment Date.

CASA SYSTEMS. INC.		TIME WARNER CABLE ENTERPRISES LLC

By:	/s/ Gary Hall	By:	/s/ Dinni Jain

Name:	Gary Hall	Name:	Dinni Jain

Title:	CFO	Title:	Chief Operating Officer

Date:	December 22, 2014	Date:	December 18, 2014

Appendix A: Amendment to Attachment A to Exhibit B

Part Number	Description	TWC Unit Price (USD)
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THIRD AMENDMENT TO

MASTER PURCHASE AGREEMENT

This Third Amendment to the Master Purchase Agreement (this “Third Amendment”) is entered into effective as of October 1, 2015 (the “Third Amendment Date”) by and between Time Warner Cable Enterprises LLC (“TWC”) and Casa Systems, Inc. (“Seller”).

RECITAL

TWC and Seller are parties to that certain Master Purchase Agreement dated October 31, 2013, as amended (the “Agreement”). The Parties desire to further amend the Agreement as set forth herein. Capitalized terms used in this Third Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

AGREEMENT

In consideration of the Recital, which is incorporated into this Third Amendment, and the covenants, agreements and other consideration set forth in this Third Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Potential New Market Project. TWC is considering the purchase of Equipment for TWC regions that do not currently use Seller’s Equipment, including [**] for an estimated [**] active service groups in the [**] regions (the “New Market Project”). Seller hereby agrees to provide the following incentives to Purchasers in connection with the New Market Project:

(A) [**], ordered on or before December 31, 2016. This incentive shall be provided via [**] for the applicable units of part number [**] ordered by TWC.

(B) A [**]% discount off the Prices for Equipment ordered on or after the Third Amendment Date through December 31, 2016. In calculating Pricing for Purchase Orders placed during the period commencing on the Third Amendment Date and continuing through and including December 31, 2016, the Parties shall apply this [**]% discount to the Price of the Equipment ordered pursuant to the applicable Purchase Order for the New Market Project.

(C) When a Purchaser orders either part number [**] or part number [**] or any other 8x96 or 8x192 card with at least 16 channels per port, [**] shall be completed by no later than December 31, 2016, subject to Section 4 below.

2. Potential Existing Market Project. TWC also is considering the purchase of [**] chassis for an estimated [**] active service groups in TWC regions that currently use Seller’s Equipment (the “Existing Market Project” and, together with the New Market Project, the “Projects”). Seller hereby agrees when a Purchaser orders either part number [**] or part number [**] or any other 8x96 or 8x192 card with at least 16 channels per port, [**] shall be completed by no later than December 31, 2016, subject to Section 4 below.

3. [**].

4. Return of Equipment. With respect to the Projects [**], TWC shall cause Purchasers to return to Seller [**], as applicable, appropriately packaged and in operational condition, within [**] days following Purchaser’s receipt of the corresponding [**], respectively, even if such [**]-day return period extends beyond December 31, 2016.

5. Pricing; Additional Equipment. The Parties further wish to amend the Agreement to add certain equipment not currently included as Equipment under the Agreement (the “Additional Equipment”). Accordingly, effective as of the Third Amendment Date, Attachment A to Exhibit B of the Agreement is deleted and replaced in its entirety by Appendix A to this Third Amendment, which includes the price reductions set forth in this Third Amendment and adds the Additional Equipment.

6. No Equipment Purchase or Volume Commitment. Seller acknowledges that TWC has made no commitment to purchase any volume of Equipment. Similarly, TWC has not committed to any fixed number of service groups that will participate in the Projects. Seller shall not have an exclusive privilege to sell to or otherwise provide TWC or the Purchasers with, and TWC and the Purchasers may contract with other manufacturers and suppliers for the procurement of, products and services similar to the Equipment and Services.

7. Effect on Agreement. Except as specifically amended by this Third Amendment, the Agreement will remain in full force and effect.

8. Counterparts. This Third Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which together shall be deemed a single document. Signatures delivered by facsimile shall have the same force and effect as original signatures.

9. Governing Law. This Third Amendment shall be subject to and governed by the laws of the State of New York, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of New York.

The Parties have executed this Third Amendment to be effective on the Third Amendment Date.

CASA SYSTEMS, INC.		TIME WARNER CABLE ENTERPRISES LLC

By:	/s/ Gary Hall	By:	/s/ Hamid Heidary

Name:	Gary Hall	Name:	Hamid Heidary

Title:	CFO	Title:	EVP/CTO

Date:	12/30/15	Date:	12/29/15

Appendix A: Amendment and Restatement of Attachment A to Exhibit B

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FOURTH AMENDMENT TO

MASTER PURCHASE AGREEMENT

This Fourth Amendment to the Master Purchase Agreement (this “Fourth Amendment”) is entered into effective as of January 1, 2016 (the “Fourth Amendment Date”) by and between Time Warner Cable Enterprises LLC (“TWC”) and Casa Systems, Inc. (“Seller”).

RECITAL

TWC and Seller are parties to that certain Master Purchase Agreement dated October 31, 2013, as amended (the “Agreement”). The Parties desire to further amend the Agreement as set forth herein. Capitalized terms used in this Fourth Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

AGREEMENT

In consideration of the Recital, which is incorporated into this Fourth Amendment, and the covenants, agreements and other consideration set forth in this Fourth Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Credit. Seller shall apply a credit of $[**] to TWC Purchase Order #42000-0000143904 that has a Purchase Order price of $[**] prior to such credit.

2. DOCSIS 3.1 Compliance. In consideration of [**] hereunder, Section 4 of the Second Amendment, dated December 18, 2014 to the Agreement is hereby deemed void ab initio.

3. Effect on Agreement. Except as specifically amended by this Fourth Amendment, the Agreement will remain in full force and effect.

4. Counterparts. This Fourth Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which together shall be deemed a single document. Signatures delivered by facsimile shall have the same force and effect as original signatures.

5. Governing Law. This Fourth Amendment shall be subject to and governed by the laws of the State of New York, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of New York.

[Signature page follows]

The Parties have executed this Fourth Amendment to be effective on the Fourth Amendment Date.

CASA SYSTEMS, INC.		TIME WARNER CABLE ENTERPRISES LLC

By:	/s/ Gary Hall	By:	/s/ Hamid Heidary

Name:	Gary Hall	Name:	Hamid Heidary

Title:	CFO	Title:	Executive Vice President

Date:	February 5 , 2016		Date: February 1 , 2016